FORM 8-K

                       SECURITIES AND EXCHANGE COMMISSION

                             WASHINGTON, D.C. 20549

                                 CURRENT REPORT

                   PURSUANT TO SECTION 13 OR 15 (d) OF THE

                       SECURITIES EXCHANGE ACT OF 1934

     Date of Report (Date of earliest event reported): November 24, 1997

                 First Savings Bank of Washington Bancorp, Inc.
            (Exact name of registrant as specified in its charter)

   Delaware                         0-26584                91-1632900
   --------                         -------                ----------
State or other jurisdiction        Commission            (I.R.S. Employer
 of incorporation                  File Number            Identification No.)


10 S. First Avenue, Walla Walla, Washington                  99362
-------------------------------------------                  -----
(Address of principal executive offices)                   (Zip Code)

    Registrant's telephone number (including area code): (509) 527-3636

                           Not Applicable
                            --------------
     (Former name or former address, if changed since last report)




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 ITEM 5.  OTHER EVENTS

      On November 24, 1997, First Savings Bank of Washington Bancorp, Inc. (the "Company") entered into an Agreement and Plan of Merger ("Agreement") with Towne Bancorp, Inc. ("Towne") and its wholly-owned subsidiary Towne Bank of Woodinville (the "Bank"), pursuant to which the Company will acquire all of the outstanding stock of Towne. The Agreement provides that shareholders of Towne will receive either 3.85 shares of the Company's common stock, $91.62 in cash or a combination of stock and cash in exchange for each share of Towne common stock. Shareholders of Towne will have the opportunity to indicate on a form of election whether they wish to receive cash or stock for each share of Towne common stock that they own. Elections will be subject to proration in the event that shareholders elect to exchange fewer than 51% or more than 70% of the shares of Towne common stock for the Company's common stock. The Company will also assume all outstanding Towne stock options.

      Pursuant to the Agreement, Towne has agreed to pay the Company a termination fee of $1,350,000 in the event the Agreement is terminated under certain conditions, including the acquisition by a third party of securities representing 25% or more of the voting shares of Towne or the agreement between Towne and a third party to engage in a merger or consolidation.

      Consummation of the acquisition is subject to several conditions, including receipt of applicable regulatory approval, completion of due diligence by the Company and approval by Towne's shareholders. For information regarding the terms of the proposed transaction, reference is made to the Agreement and the press release dated November 24, 1997, which are attached hereto as Exhibits 2 and 99, respectively, and incorporated herein by reference.

ITEM 7.  FINANCIAL STATEMENTS, PRO FORMA FINANCIAL INFORMATION AND EXHIBITS

      Exhibit

         2 Agreement and Plan of Merger dated as of November 24, 1997 by and among First Savings Bank of Washington Bancorp, Inc., Towne Bancorp, Inc. and Towne Bank of Woodinville.

        99        Press Release dated November 24, 1997.






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                                   SIGNATURES

      Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

                                          FIRST SAVINGS BANK OF WASHINGTON
                                          BANCORP INC.

DATE:  December 4, 1997                   By:  /s/ Gary Sirmon
       ----------------                        ----------------
                                               Gary Sirmon
                                               President







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                                    EXHIBIT 2



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                          AGREEMENT AND PLAN OF MERGER

                          dated as of November 24, 1997

                                  by and among

                FIRST SAVINGS BANK OF WASHINGTON BANCORP, INC.

                                       and

                               TOWNE BANCORP, INC.

                                       and

                            TOWNE BANK OF WOODINVILLE






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                              TABLE OF CONTENTS

                                                                          Page
                                                                          ----
AGREEMENT AND PLAN OF MERGER.............................................   6

RECITALS.................................................................   6

AGREEMENT................................................................   6

                               ARTICLE 1
                              DEFINITIONS

      1.1   Definitions..................................................   6

                               ARTICLE 2
                     THE MERGER AND RELATED MATTERS

      2.1   Merger
            (a)   Surviving Corporation..................................  10
            (b)   Certificate of Incorporation and Bylaws................  10
            (c)   Effects of the Merger..................................  10
            (d)   Transfer of Assets.....................................  10
            (e)   Assumption of Liabilities..............................  11
      2.2   Effective Time...............................................  11
      2.3   Conversion of Towne Common Stock.............................  11
      2.4   Acquiror Common Stock........................................  11
      2.5   Dissenting Shares............................................  11
      2.6   Fractional Shares............................................  11
      2.7   Anti-Dilution Provisions.....................................  12
      2.8   Options......................................................  12
      2.9   Elections and Proration......................................  12
      2.10  Exchange of Towne Common Stock...............................  14
      2.11  Closing......................................................  15
      2.12  Reservation of Right to Revise Transaction...................  15

                               ARTICLE 3
                  REPRESENTATIONS AND WARRANTIES OF ACQUIROR

      3.1   Organization and Corporate Authority.........................  16
      3.2   Authorization, Execution and Delivery; Merger Agreement
              Not in Breach..............................................  16
      3.3   No Legal Bar.................................................  16
      3.4   Government Approvals.........................................  17
      3.5   Acquiror Financial Statements................................  17
      3.6   Absence of Certain Changes...................................  17
      3.7   Tax Matters..................................................  17
      3.8   Litigation...................................................  17
      3.9   Capitalization of Acquiror...................................  17
      3.10  Disclosure...................................................  17
      3.11  Absence of Regulatory Actions................................  18
      3.12  Reports......................................................  18
      3.13  Year 2000 Issues.............................................  18





                                    2

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                               ARTICLE 4
              REPRESENTATIONS AND WARRANTIES OF TOWNE AND THE BANK

      4.1   Organization and Qualification of Towne and Subsidiaries.....  18
      4.2   Organization and Qualification of the Bank...................  19
      4.3   Authorization, Execution and Delivery; Merger Agreement
              Not in Breach..............................................  19
      4.4   No Legal Bar.................................................  19
      4.5   Government and Other Approvals...............................  20
      4.6   Compliance With Law..........................................  20
      4.7   Charter Documents............................................  20
      4.8   Financial Statements.........................................  20
      4.9   Absence of Certain Changes...................................  21
      4.10  Deposits.....................................................  22
      4.11  Properties...................................................  22
      4.12  Towne Subsidiaries...........................................  22
      4.13  Condition of Fixed Assets and Equipment......................  22
      4.14  Tax Matters..................................................  22
      4.15  Litigation...................................................  23
      4.16  Hazardous Materials..........................................  23
      4.17  Insurance....................................................  25
      4.18  Labor and Employment Matters.................................  26
      4.19  Records and Documents........................................  26
      4.20  Capitalization of Towne......................................  26
      4.21  Capitalization of the Bank...................................  26
      4.22  Sole Agreement...............................................  27
      4.23  Disclosure...................................................  27
      4.24  Absence of Undisclosed Liabilities...........................  27
      4.25  Allowance for Loan Losses....................................  27
      4.26  Compliance with Laws.........................................  28
      4.27  Absence of Regulatory Actions................................  28
      4.28  Employee Benefit Plans.......................................  28
      4.29  Material Contracts...........................................  32
      4.30  Material Contract Defaults...................................  33
      4.31  Reports......................................................  34
      4.32  Statements True and Correct..................................  34
      4.33  Brokers and Finders..........................................  34
      4.34  Derivatives Contracts; Structured Notes, etc. ...............  34
      4.35  Year 2000 Issues.............................................  34

                               ARTICLE 5
                         COVENANTS OF ACQUIROR

      5.1   Regulatory Approvals.........................................  34
      5.2   Preparation of Registration Statement........................  35
      5.3   Registration Statement Effectiveness.........................  35
      5.4   Employees....................................................  35
      5.5   Reasonable Efforts to Close..................................  35
      5.6   Addition to Board of Directors...............................  36
      5.7   Indemnification and Insurance................................  36
      5.8   Access.......................................................  36







                                    3

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                               ARTICLE 6
                    COVENANTS OF TOWNE AND THE BANK

      6.1   Shareholders Meeting.........................................  36
      6.2   Conduct of Business -- Affirmative Covenants.................  37
      6.3   Conduct of Business -- Negative Covenants....................  38
      6.4   Conduct of Business -- Certain Actions.......................  40
      6.5   Accruals and Reserves........................................  41
      6.6   Access; Information..........................................  41
      6.7   Affiliate Agreements.........................................  41
      6.8   Addition to Board of Directors...............................  41
      6.9   Employee Stock Purchase Plan.................................  41


                               ARTICLE 7
                          CONDITIONS TO CLOSING

      7.1   Conditions to the Obligations of Towne and the Bank..........  42
             (a)  Performance............................................  42
             (b)  Representations and Warranties.........................  42
             (c)  Documents..............................................  42
             (d)  Opinion of Acquiror's Counsel..........................  42
             (e)  No Material Adverse Change.............................  43

      7.2   Conditions to the Obligations of Acquiror....................  44
             (a)  Performance............................................  44
             (b)  Representations and Warranties.........................  44
             (c)  Documents..............................................  44
             (d)  Destruction of Property................................  44
             (e)  Inspections Permitted..................................  44
             (f)  No Material Adverse Change.............................  45
             (g)  Opinion of Towne's and the Bank's Counsel..............  45
             (h)  Other Business Combinations, Etc. .....................  46
             (i)  Maintenance of Certain Covenants, Etc. ................  46
             (j)  Dissenting Shares......................................  46
             (k)  Accruals and Reserves..................................  46
             (l)  Employment Agreements..................................  46
             (m)  Receipt of Affiliate Agreements........................  46
             (n)  Employee Stock Purchase Plan...........................  47

      7.3   Conditions to Obligations of All Parties.....................  47
             (a)  No Pending or Threatened Claims........................  47
             (b)  Governmental Approvals and Acquiescence Obtained.......  47
             (c)  Effective Registration Statement.......................  47
             (d)  Tax Opinion............................................  47
             (e)  Shareholder Vote.......................................  47

                               ARTICLE 8
                              TERMINATION

      8.1   Termination..................................................  47
      8.2   Effect of Termination........................................  49
      8.3   Termination Fee..............................................  49
      8.4   Acquiror Fee.................................................  49







                                    4

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                               ARTICLE 9
                           GENERAL PROVISIONS

      9.1   Notices......................................................  50
      9.2   Assignability and Parties in Interest........................  51
      9.3   Governing Law................................................  51
      9.4   Counterparts.................................................  51
      9.5   Best Efforts.................................................  51
      9.6   Publicity....................................................  51
      9.7   Entire Agreement.............................................  51
      9.8   Severability.................................................  52
      9.9   Modifications, Amendments and Waivers........................  52
      9.10  Interpretation...............................................  52
      9.11  Payment of Expenses..........................................  52
      9.12  Equitable Remedies...........................................  52
      9.13  Attorneys' Fees..............................................  53
      9.14  No Waiver....................................................  53
      9.15  Remedies Cumulative..........................................  53
      9.16  Non-Survival of Representations and Warranties...............  53

            Exhibit A   Plan of Merger
            Exhibit B   Affiliate Agreement
            Exhibit C   Employment Agreements












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                          AGREEMENT AND PLAN OF MERGER

      THIS AGREEMENT AND PLAN OF MERGER (the "Merger Agreement") is made and entered into this 24th day of November, 1997, by and between FIRST SAVINGS BANK OF WASHINGTON BANCORP, INC. ("Acquiror"), a corporation chartered and existing under the laws of the State of Delaware, TOWNE BANCORP, INC., a corporation chartered and existing under the laws of the State of Washington ("Towne") and TOWNE BANK OF WOODINVILLE (the "Bank"), a commercial bank chartered and existing under the laws of the State of Washington.

                                    RECITALS

      A. Acquiror, Towne and the Bank, on the terms and conditions hereinafter set forth, desire to effect an acquisition transaction pursuant to which Acquiror will acquire all of the shares of Towne Common Stock (as hereinafter defined) outstanding at the Effective Time (as hereinafter defined) at a purchase price per share equal to the amount set forth in Section 2.3(a) hereof.

      B. To effect the acquisition, Towne shall be merged with and into Acquiror (the "Merger") pursuant to the Plan of Merger substantially in the form attached hereto as Exhibit A. Acquiror will be the surviving corporate entity in the Merger (the "Surviving Corporation").

      C. The parties hereto desire to make certain representations, warranties, covenants and agreements in connection with the Merger and also to prescribe various conditions to the Merger.

      D. Concurrently with the execution and delivery of this Merger Agreement, and as an inducement to Acquiror's willingness to enter into this Merger Agreement, each member of the Board of Directors of Towne has entered into an agreement with Acquiror pursuant to which, among other things, they have agreed to vote in favor of approval of the transactions contemplated by this Merger Agreement at the Shareholders Meeting (as hereinafter defined).

      E. The respective Boards of Directors of Acquiror, Towne and the Bank have duly approved this Merger Agreement and have duly authorized its execution and delivery.

      NOW THEREFORE, in consideration of the foregoing premises and the mutual representations, warranties, covenants and agreements herein contained and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Parties agree as follows:

                                    AGREEMENT

                                    ARTICLE 1

                                   DEFINITIONS

            1.1 Definitions . As used in this Merger Agreement, the following terms have the definitions indicated:

            "AFFILIATE" of a party means any person, partnership, corporation, association or other legal entity directly or indirectly controlling, controlled by or under common control, with that party.





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            "ACQUIROR" shall mean First Savings Bank of Washington Bancorp,
Inc., a Delaware-chartered bank holding company having its principal place of business in Walla Walla, Washington.

            "ACQUIROR COMMON STOCK" shall mean the common stock, par value $0.01 per share, of Acquiror.

            "ACQUIROR DUE DILIGENCE REVIEW" shall have the meaning assigned to such term in Section 8.1(j) of this Merger Agreement.

            "ACQUIROR DUE DILIGENCE REVIEW PERIOD" shall have meaning assigned to such term in Section 8.1(j) of this Merger Agreement.

            "ACQUIROR FEE" shall have the meaning assigned to such term in
Section 8.4 of this Merger Agreement.

            "ACQUIROR OPTION" shall mean an option to acquire shares of Acquiror Common Stock.

            "ACQUISITION PROPOSAL" shall have the meaning assigned to such term in Section 6.4 of this Merger Agreement.

            "APPLICABLE ENVIRONMENTAL LAWS" shall have the meaning assigned to such term in Section 4.16(a) of this Merger Agreement.

            "BALANCE SHEET DATE" shall have the meaning assigned to such term in Section 4.9 of this Merger Agreement.

            "BANK" shall mean Towne Bank of Woodinville, a commercial bank chartered and existing under the laws of the State of Washington.

            "BANK COMMON STOCK" shall have the meaning assigned to such term in
Section 4.21 of this Merger Agreement.

            "BANK FINANCIAL STATEMENTS" shall have the meaning assigned to such term in Section 4.8 of this Merger Agreement.

            "BHCA" shall mean the Bank Holding Company Act.

            "CERCLA" shall have the meaning set forth in Section 4.16(a) of this Merger Agreement.

            "CERTIFICATE" shall have the meaning assigned to such term in
Section 2.10 of this Merger Agreement.

            "CLOSING" shall have the meaning assigned to such term in Section
2.11 of this Merger Agreement.

            "CLOSING DATE" shall have the meaning assigned to such term in
Section 2.11 of this Merger Agreement.

            "DGCL" shall mean the Delaware General Corporation Law.





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            "DEPOSITS" shall mean all deposits (including, but not limited to, certificates of deposit, savings accounts, NOW accounts and checking accounts) of the Bank.

            "DERIVATIVES CONTRACT" shall have the meaning assigned to such term in Section 4.34 of this Merger Agreement.

            "DISSENTING SHARES" shall have the meaning assigned to such term in
Section 2.5 of this Merger Agreement.

            "EFFECTIVE DATE OF THE MERGER" shall mean that date on which the Effective Time shall have occurred.

            "EFFECTIVE TIME" shall have the meaning assigned in Section 2.2 of this Merger Agreement.

            "ERISA" shall mean the Employee Retirement Income Security Act of 1974, as amended.

            "EXCHANGE AGENT" shall mean the independent agent selected by Acquiror to effect the exchange of certificates representing Towne Common Stock for the consideration described in Section 2.3.

            "FDIC" means the Federal Deposit Insurance Corporation, or any successor thereto.

            "FRB" shall mean the Board of  Governors  of the  Federal  Reserve
System.

            "GAAP"  shall  mean  generally  accepted  accounting   principles,
consistently applied.

            "GOVERNMENT APPROVALS" shall have the meaning assigned to such term in Section 3.4 of this Merger Agreement.

            "HAZARDOUS SUBSTANCES" shall have the meaning set forth in Section 4.16(a) of this Merger Agreement.

            "INTERNAL REVENUE CODE" shall mean the Internal Revenue Code of 1986, as amended.

            "LOAN PROPERTY" shall have the meaning assigned to such term in
Section 4.16(a) of this Merger Agreement.

            "MERGER" shall, as described in Section 2.1 of this Merger Agreement, mean the merger of Towne with and into Acquiror, which shall survive the Merger as the Surviving Corporation.

            "MERGER AGREEMENT" means this Agreement and Plan of Merger together with the Plan of Merger (Exhibit A) and all Exhibits and Schedules annexed to, and incorporated by specific reference as a part of, this Merger Agreement.

            "NASD" means the National Association of Securities Dealers, Inc.

            "OFFICER" shall have the meaning set forth in Section 4.9(k) of this Merger Agreement.

            "PARTIES" shall mean Towne, the Bank and Acquiror collectively; Towne or the Bank on the one hand, or Acquiror on the other hand, may sometimes be referred to as a "PARTY."






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            "PENSION PLAN" shall mean any employee pension benefit plan as such term is defined in Section 3(2) of ERISA which is maintained by the referenced Party.

            "PERSON" shall mean any natural person, fiduciary, corporation, partnership, joint venture, association, business trust or any other entity of any kind.

            "PLAN OF MERGER" shall mean the Plan of Merger substantially in the form of Exhibit A hereto to be executed by authorized representatives of Towne and Acquiror and filed with the Secretary of State of the State of Washington along with the Articles of Merger in accordance with Washington law and with the Secretary of State of the State of Delaware along with a Certificate of Merger in accordance with Delaware law and providing for the Merger of Towne with and into Acquiror as contemplated by Section 2.1 of this Merger Agreement.

            "PROPERTY" shall have the meaning assigned to such term in Section 4.16(a) of this Merger Agreement.

            "PROXY STATEMENT/PROSPECTUS" shall mean the proxy statement to be used by Towne to solicit proxies with a view to securing the approval of the Towne Shareholders of this Merger Agreement and the Plan of Merger, which shall also serve as the prospectus for the shares of Acquiror Common Stock to be issued to the Towne Shareholders.

            "REALTY" means the real property of the Bank owned or leased by the Bank or any Subsidiary of the Bank.

            "RECORDS" means all available records, minutes of meetings of the Board of Directors, committees and shareholders of Towne and the Bank, original instruments and other documentation, pertaining to Towne and the Bank, Towne's and the Bank's assets (including plans and specifications relating to the Realty), and liabilities, the Towne Common Stock, the Deposits and the loans, and all other business and financial records which are necessary or customary for use in the conduct of Towne's and the Bank's business by Acquiror and the Bank on and after the Effective Time as it was conducted prior to the Closing Date.

            "REGISTRATION STATEMENT" shall have the meaning assigned to such term in Section 5.2 of this Merger Agreement.

            "REGULATORY AUTHORITIES" shall mean, collectively, the Department of Justice, the FRB, the FDIC, the SEC, the Washington Department, or any other state or federal governmental or quasi-governmental entity which has, or may hereafter have, jurisdiction over any of the transactions described in this Merger Agreement.

            "RELEASE" shall have the meaning assigned to such term in Section 4.16(b)(i) of this Merger Agreement.

            "SEC" shall mean the Securities and Exchange Commission, or any successor thereto.

            "SECURITIES LAWS" shall mean the Securities Act of 1933, as amended ("1933 Act"), the Securities Exchange Act of 1934, as amended, ("1934 Act"), the Investment Company Act of 1940, as amended, the Investment Advisers Act of 1940, as amended, the Trust Indenture Act of 1939, as amended, and the rules and regulations of the SEC promulgated thereunder, as well as any similar state securities laws and any similar rules and regulations promulgated by the applicable federal bank Regulatory Authorities.





                                    9

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            "SHAREHOLDERS MEETING" shall mean the special meeting of Towne
Shareholders to be held pursuant to Section 6.1 of this Merger Agreement, including any adjournment or adjournments thereof.

            "SUBSIDIARIES" shall mean all of those corporations, or other entities of which the entity in question owns or controls 5% or more of the outstanding voting equity securities either directly or through an unbroken chain of entities as to each of which 5% or more of the outstanding equity securities is owned directly or indirectly by its parent.

            "SURVIVING CORPORATION" shall mean Acquiror as the corporation resulting from the consummation of the Merger as set forth in Section 2.1 of this Merger Agreement.

            "TOWNE" shall mean Towne Bancorp, Inc., a Washington-chartered bank holding company having its principal place of business in Woodinville, Washington.

            "TOWNE COMMON STOCK" has the meaning assigned to such terms in
Section 2.3(a) of this Merger Agreement.

            "TOWNE OPTION" shall mean an option granted by Towne to purchase shares of Towne Common Stock.

            "TOWNE  SHAREHOLDERS"  shall mean the holders of the Towne  Common
Stock.

            "WBCA" shall mean the Washington Business Corporation Act.

            "WASHINGTON DEPARTMENT" shall mean the Department of Financial Institutions of the State of Washington.

                                    ARTICLE 2

                         THE MERGER AND RELATED MATTERS

            2.1 Merger. Subject to the terms and conditions of this Merger Agreement, and pursuant to the provisions of the WBCA, the DGCL, the BHCA and the rules and regulations promulgated thereunder, at the Effective Time (as hereinafter defined):

                  (a) Surviving Corporation. Towne shall be merged with and into Acquiror pursuant to the terms and conditions set forth herein and pursuant to the Plan of Merger attached hereto as Exhibit A. Upon consummation of the Merger, the separate existence of Towne shall cease and Acquiror shall continue as the Surviving Corporation.

                  (b) Certificate of Incorporation and Bylaws. The certificate of incorporation and bylaws of Acquiror, in effect immediately prior to the Effective Time, shall become the certificate of incorporation and bylaws of the Surviving Corporation.

                  (c) Effects of the Merger . The separate existence of Towne shall cease, and Towne shall be merged with and into Acquiror which, as the Surviving Corporation, shall thereupon and thereafter possess all of the assets, rights, privileges, appointments, powers, licenses, permits and franchises of the two merged corporations, whether of a public or a private nature, and shall be subject to all of the liabilities, restrictions, disabilities and duties of both Acquiror and Towne.






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                  (d) Transfer of Assets . All rights, assets, licenses,
permits, franchises and interests of Acquiror and Towne in and to every type of property, whether real, personal, or mixed, whether tangible or intangible, shall be deemed to be vested in Acquiror as the Surviving Corporation by virtue of the Merger becoming effective and without any deed or other instrument or act of transfer whatsoever.

                  (e) Assumption of Liabilities . The Surviving Corporation shall become and be liable for all debts, liabilities, obligations and contracts of Acquiror as well as those of Towne, whether the same shall be matured or unmatured; whether accrued, absolute, contingent or otherwise; and whether or not reflected or reserved against in the balance sheets, other financial statements, books of account or records of Acquiror or Towne.

            2.2 Effective Time. As soon as practicable after each of the conditions set forth in Article 7 hereof have been satisfied or waived, the Parties will file, or cause to be filed, with the Secretary of State of the State of Washington and the Secretary of State of the State of Delaware such articles of merger and certificate of merger as they may deem necessary or appropriate for the Merger which articles of merger shall be in the form required by and executed in accordance with the applicable provisions of the WBCA and the DGCL. The Merger shall become effective at such time as may be specified in such articles of merger and certificate of merger (the "Effective Time").

            2.3   Conversion of Towne Common Stock.  At the Effective Time:

                  (a) Each share of common stock of Towne, $10.00 par value per share ("Towne Common Stock"), issued and outstanding immediately prior thereto (except for Dissenting Shares, as defined herein) shall, by virtue of the Merger and without any action on the part of the holder thereof, be converted into the right to receive from Acquiror either (1) $91.62 in cash, without interest ("Per Share Cash Amount"), (2) 3.85 shares of Acquiror Common Stock ("the Exchange Ratio"), or (3) a combination of shares of Acquiror Common Stock and cash, all as determined in accordance with Section 2.9.

                  Notwithstanding any other provision of this Merger Agreement, any shares of Towne Common Stock issued and outstanding immediately prior to the Effective Time which are then owned beneficially or of record by Acquiror, Towne or by any direct or indirect Subsidiary of any of them or are held in the treasury of Towne shall, by virtue of the Merger, be canceled without payment of any consideration therefor and without any conversion thereof.

                  (b) The holders of certificates representing shares of Towne Common Stock shall cease to have any rights as stockholders of Towne, except such rights, if any, as they may have pursuant to the WBCA. Except as provided above, until certificates representing shares of Towne Common Stock are surrendered for exchange, each such certificate shall, after the Effective Time, represent for all purposes only the right to receive the amount of consideration into which their shares of Towne Common Stock shall have been converted by the Merger as provided above.

                  (c) The stock transfer books of Towne shall be closed and no transfer of shares of Towne Common Stock shall be made thereafter.

            2.4 Acquiror Common Stock. At the Effective Time, the shares of Acquiror Common Stock issued and outstanding immediately prior to the Effective Time shall, on and after the Effective Time, remain issued and outstanding as shares of Acquiror Common Stock.

            2.5 Dissenting Shares. Any shares of Towne Common Stock held by a holder who dissents from the Merger in accordance with the WBCA and becomes entitled to obtain payment for the fair value of such shares of Towne Common Stock pursuant to the applicable provisions of the WBCA shall be






                                     11

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herein called "Dissenting Shares." Notwithstanding any other provision of this
Merger Agreement, any Dissenting Shares shall not, after the Effective Time, be entitled to vote for any purpose or receive any dividends or other distributions and shall be entitled only to such rights as are afforded in respect of Dissenting Shares pursuant to the WBCA.

            2.6 Fractional Shares. Notwithstanding any other provision hereof, no fractional shares of Acquiror Common Stock and no certificates or scrip therefor, or other evidence of ownership thereof, will be issued in the Merger; instead, Acquiror shall pay to each holder of Towne Common Stock who would otherwise be entitled to a fractional share an amount in cash determined by multiplying such fraction by $23.80.

            2.7 Anti-Dilution Provisions. In the event Acquiror changes the number of shares of Acquiror Common Stock issued and outstanding prior to the Effective Time as a result of a stock split, stock dividend or recapitalization with respect to the outstanding Acquiror Common Stock and the record date therefor shall be prior to the Effective Date, the number of shares of Acquiror Common Stock into which each share of Towne Common Stock may be converted shall be proportionately adjusted.

            2.8 Options. At the Effective Time, by virtue of the Merger, and without any action on the part of any holder of an option, each Towne Option that is then outstanding and unexercised shall be converted into and become an Acquiror Option on the same terms and conditions as are in effect with respect to the Towne Option immediately prior to the Effective Time, except that (i) each such Towne Option assumed may be exercised solely for shares of Acquiror Common Stock, (ii) the number of shares of Acquiror Common Stock subject to such Towne Option shall be equal to the number of shares of Towne Common Stock subject to such Towne Option immediately prior to the Effective Time multiplied by the Exchange Ratio, the product being rounded, if necessary, up or down to the nearest whole share, and (iii) the per share exercise price under each such Acquiror Option shall be adjusted by dividing the per share exercise price of the Towne Option by the Exchange Ratio, and rounding up to the nearest cent. It is intended that the foregoing assumption shall be effected in a manner which is consistent with the requirements of Section 424 of the Internal Revenue Code, as to any Towne Stock Option that is an incentive stock option. The number of shares of Towne Common Stock which are issuable upon exercise of Towne Options as of the date hereof is set forth on Schedule 2.8.

            2.9   Elections and Proration.

                  (a) The number of shares of Towne Common Stock to be converted into the right to receive cash in the Merger shall not be more than 49% ("Maximum Cash Election Number") nor less than 30% of the number of shares of Towne Common Stock outstanding immediately prior to the Effective Time, and the number of shares of Towne Common Stock to be converted into the right to receive Acquiror Common Stock in the Merger shall not be more than 70% ("Maximum Stock Election Number") nor less than 51% of the number of shares of Towne Common Stock outstanding immediately prior to the Effective Time. Notwithstanding any other provision of this Merger Agreement, if the number of Dissenting Shares and/or the application of the provisions of this Section would result in the aggregate amount of cash to be paid to Towne Shareholders pursuant to this Merger Agreement exceeding 49% of the aggregate value of the total consideration to be paid to Towne Shareholders, then the number of shares of Towne Common Stock to be converted into the right to receive cash in the Merger shall be adjusted so that the aggregate amount of cash to be paid to Towne Shareholders equals 49% of the aggregate value of the total consideration to be paid to Towne Shareholders.

                  (b) Subject to the allocation and election procedure set forth in this Section 2.9, each record holder of Towne Common Stock immediately prior to the Effective Time will be entitled (1) to elect to receive cash for all of such shares ("Cash Election"), (2) to elect to receive Acquiror Common Stock for





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
all of such shares ("Stock Election"), (3) to elect to receive Acquiror Common Stock for a stated percentage of such shares ("Partial Stock Election") and to receive cash for a stated percentage of such shares ("Partial Cash Election") or (4) to indicate that such record holder has no preference as to the receipt of cash or Acquiror Common Stock for such shares ("Non-Election"). All such elections shall be made on a form designated for that purpose ("Form of Election"). Holders of record of shares of Towne Common Stock who hold such shares a nominees, trustees or in any other representative capacities ("Representative") may submit multiple Forms of Election, provided that such Representative certifies that each such Form of Election covers the shares of Towne Common Stock held by each Representative for a particular beneficial owner.

                  (c) If the sum of the number of shares covered by Cash Elections and Partial Cash Elections ("Cash Election Shares") exceeds the Maximum Cash Election Number, all shares of Towne Common Stock covered by Stock Elections and Partial Stock Elections ("Stock Election Shares") and all shares of Towne Common Stock covered by Non-Elections ("Non-Election Shares") shall be converted into the right to receive Acquiror Common Stock and the Cash Election Shares shall be converted into the right to receive Acquiror Common Stock and cash in the following manner:

                  Each Cash Election Share shall be converted into the right to receive(i) an amount in cash (rounded to the nearest cent), without interest, equal to the product of (x) the Per Share Cash Amount and
            (y) a fraction ("Cash Fraction"), the numerator of which shall be the Maximum Cash Election Number and the denominator of which shall be the total number of Cash Election Shares, and (ii) a number of shares of Acquiror Common Stock equal to the product(rounded to the nearest one-thousandth) of (x) the Exchange Ratio and(y) a fraction equal to one minus the Cash Fraction.

                  (d) If the aggregate number of Stock Election Shares exceeds the Maximum Stock Election Number, all Cash Election Shares and all Non-Election Shares shall be converted into the right to receive cash, and all Stock Election Shares shall be converted into the right to receive Acquiror Common Stock and cash in the following manner:

                 Each Stock Election Share shall be converted into the right to receive(i) a number of shares of Acquiror Common Stock equal to the product (rounded to the nearest one-thousandth) of (x) the Exchange Ratio and (y) a fraction ("Stock Fraction"), the numerator of which shall be the Maximum Stock Election and the denominator of which shall be the total number of Stock Election Shares, and (ii) an amount in cash (rounded to the nearest cent), without interest, equal to the product of (x) the Per Share Cash Amount and (y) a fraction equal to one minus the Stock Fraction.

                  (e) In the event that neither Section 2.9(c) nor Section 2.9(d) above is applicable, all Cash Election Shares shall be converted into the right to receive cash, all Stock Election Shares shall be converted into the right to receive Acquiror Common Stock, and the Non-Election Shares, if any, shall be converted into the right to receive either cash or cash and Acquiror Common Stock in the following manner:

                        (1) If the sum of the number of Cash Election Shares plus the number of Non-Election Shares is equal to or less than the Maximum Cash Election Number, then all Non-Election Shares shall be deemed to be Cash Election Shares and each Non-Election Share shall be converted into the right to receive an amount in cash, without interest, equal to the Per Share Cash Amount, or

                        (2) If the number of the Cash Election Shares plus the Non-Election Shares exceeds the Maximum Cash Election Number, then each Non-Election Share shall be converted into the right to receive (i) an amount in cash (rounded to the nearest cent), without interest, equal to the product of (x) the Per Share Cash Amount and (y) a fraction ("Non-Election Fraction") the numerator of which shall

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
be the excess of the (a) Maximum Cash Election Number over (b) the number of Cash Election Shares and the denominator of which shall be the excess of (A) the number of shares of Towne Common Stock outstanding immediately prior to the Effective Time over (B) the sum of the total number of Cash Election Shares and the total number of Stock Election Shares and (ii) a number of shares of Acquiror Common Stock equal to the product (rounded to the nearest one-thousandth) of (x) the Exchange Ratio and (y) a fraction equal to one minus the Non-Election Fraction.

                  (f) Elections shall be made by holders of Towne Common Stock by mailing to the Exchange Agent, the Form of Election delivered to the shareholders of Towne with the Prospectus/Proxy Statement for the Merger. To be effective, a Form of Election must be properly completed, signed and submitted by the shareholder (or by an appropriate trust company in the United States or a member of a registered national securities exchange or the NASD) together with the certificate or certificates representing the shares of Towne Common Stock for which an election is made to the Exchange Agent not later than seven days following the date of the Shareholders Meeting ("Election Deadline"). Acquiror shall have the discretion, which it may delegate in whole or in part to the Exchange Agent, to determine whether Forms of Election have been properly completed, signed and submitted for a vote and to disregard immaterial defects in Forms of Election. The decision of Acquiror, or the Exchange Agent, as to such matters shall be conclusive and binding. Neither Acquiror nor the Exchange Agent will be under any obligation to notify any person of any defect in a Form of Election submitted to the Exchange Agent. The Exchange Agent also shall make all computations contemplated by this Section 2.9 and all such computations shall be conclusive and binding on the holders of Towne Common Stock.

                  (g) For the purposes hereof, a holder of Towne Common Stock who does not submit a Form of Election which is received by the Exchange Agent prior to the Election Deadline shall be deemed to have made a Non-Election. If Acquiror or the Exchange Agent shall determine that any purported Cash Election, Partial Cash Election, Stock Election or Partial Stock Election was not properly made, such purported election shall be deemed to be of no force and effect and the shareholder making such purported Cash Election, Partial Cash Election, Stock Election or Partial Stock Election shall for purposes hereof be deemed to have made a Non-Election.

                  (h) Acquiror and Towne shall mail the Form of Election with the Prospectus/Proxy Statement to all holders of Towne Common Stock on the Record Date for the Towne shareholders meeting and shall make the Form of Election available to all persons who become holders of Town Common Stock subsequent to such day and no later than the close of business on the business day prior to the Election Deadline. All elections may be revoked until the Election Deadline.

                  2.10  Exchange of Towne Common Stock

                  (a) As soon as practicable after the Effective Time, each holder of record of certificates formerly representing shares of Towne Common Stock (the "Certificates") who has not previously submitted properly completed an Election Form accompanied by all Certificates representing the shares of Towne Common Stock held of record by such person shall be instructed to tender such Certificates to the Exchange Agent pursuant to a letter of transmittal that Acquiror shall deliver or cause to be delivered to such holder. Such letter of transmittal shall specify that risk of loss and title to Certificates shall pass only upon acceptance of such Certificates by the Exchange Agent.

                  (b) After the Effective Time, each holder of a Certificate that surrenders such Certificate to the Exchange Agent will, upon acceptance thereof by the Exchange Agent, be entitled to the consideration payable in respect of the shares represented thereby. At or before the Effective Time, Acquiror shall deposit, or cause to be deposited, with the Exchange Agent, for the benefit of the holders of Towne

Common Stock, an amount of cash equal to the product of the number of Cash Election Shares and the Per Share Cash Amount.

                  (c) The Exchange Agent shall accept Certificates upon compliance with such reasonable terms and conditions as Acquiror or the Exchange Agent may impose to effect an orderly exchange thereof in accordance with customary exchange practices. Certificates shall be appropriately endorsed or accompanied by such instruments of transfer as Acquiror or the Exchange Agent may reasonably require in accordance with customary and prudent exchange procedures.

                  (d) Each outstanding Certificate, other than those representing Dissenting Shares, shall until duly surrendered to Acquiror or the Exchange Agent be deemed to evidence the right to receive the consideration specified herein.

                  (e) After the Effective Time, holders of Certificates shall cease to have rights with respect to Towne Common Stock previously represented by such Certificates, and their sole rights (other than the holders of Certificates representing Dissenting Shares) shall be to exchange such Certificates for the consideration specified herein. After the Effective Time, there shall be no further transfer on the records of Towne of Certificates, and if such Certificates are presented to Towne for transfer, they shall be canceled against delivery of such consideration. Acquiror shall not be obligated to deliver the consideration to any holder of Towne Common Stock until such holder surrenders the Certificates as provided herein. Any portion of the aggregate consideration or the proceeds of any investments thereof that remains unclaimed by the shareholders of Towne for twelve (12) months after the Effective Time shall be repaid by the Exchange Agent to Acquiror. Any shareholders of Towne who have not theretofore complied with this Section 2.9 shall thereafter look only to Acquiror for payment of their consideration deliverable in respect of each share of Towne Common Stock such stockholder holds as determined pursuant to this Merger Agreement without any interest thereon. If outstanding Certificates are not surrendered or the payment for them not claimed prior to the date on which such payments would otherwise escheat to or become the property of any governmental unit or agency, the unclaimed items shall, to the extent permitted by abandoned property and any other applicable law, become the property of Acquiror (and to the extent not in its possession shall be paid over to it), free and clear of all claims or interest of any person previously entitled to such claims. Neither the Exchange Agent nor any party to this Merger Agreement nor any affiliate thereof shall be liable to any holder of Towne Common Stock represented by any Certificate for any consideration paid to a public official pursuant to applicable abandoned property, escheat or similar laws. Acquiror and the Exchange Agent shall be entitled to rely upon the stock transfer books of Towne to establish the identity of those persons entitled to receive the consideration, which books shall be conclusive with respect thereto. In the event of a dispute with respect to ownership of stock represented by any Certificate, Acquiror and the Exchange Agent shall be entitled to deposit any consideration in respect thereof in escrow with an independent third party and thereafter be relieved with respect to any claims thereto.

            2.11 Closing. Subject to the provisions of Article 7 hereof, the closing of the transactions contemplated by this Merger Agreement (the "Closing") shall take place as soon as practicable after satisfaction or waiver of all of the conditions to Closing, and shall be on such date, time and location as is mutually agreed to by Acquiror and Towne. At the Closing the Parties shall use their respective best efforts to deliver the certificates, letters and opinions which constitute conditions to effecting the Merger and each Party will provide the other Parties with such proof or indication of satisfaction of the conditions to the obligations of such other Parties to consummate the Merger as such other Parties may reasonably require. If all conditions to the obligations of each of the Parties shall have been satisfied or lawfully waived by the Party entitled to the benefits thereof, the Parties shall, at the Closing, duly execute the Plan of Merger for filing with the Secretary of State of the State of Washington and the Secretary of State of the State of Delaware and promptly thereafter shall take all steps necessary or desirable to consummate the Merger in accordance with all applicable laws, rules and regulations and the Plan of Merger which is attached hereto as Exhibit A and incorporated by reference as part of this Merger Agreement. The Parties shall thereupon take such other and further actions as may be required by law or this Merger Agreement to consummate the transactions contemplated herein. The date on which the Closing actually occurs is herein referred to as the "Closing Date."

            2.12 Reservation of Right to Revise Transaction. Acquiror shall have the unilateral right to revise the method of effecting the Merger in order to achieve tax benefits or for any other reason which Acquiror may deem advisable; provided, however, that Acquiror shall not have the right, without the prior written approval of the Board of Directors of Towne and, if required, the approval of the Towne Shareholders, to make any revision to the structure of the Merger which changes the amount or kind of the consideration which the Towne Shareholders are entitled to receive (determined in the manner provided in Section 2.3 of this Merger Agreement). Acquiror may exercise this right of revision by giving written notice thereof to Towne in the manner provided in
Section 9.1 of this Merger Agreement.

                                    ARTICLE 3

                  REPRESENTATIONS AND WARRANTIES OF ACQUIROR

            Acquiror represents and warrants to Towne and the Bank as follows:

            3.1 Organization and Corporate Authority . Acquiror is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. Acquiror (i) has the requisite corporate power and authority to own, operate and lease its material properties and carry on its businesses as they are currently being conducted; (ii) is in good standing and is duly qualified to do business in each jurisdiction where the character of its properties owned or held under lease or the nature of its business makes such qualification necessary and where the failure to so qualify would individually or in the aggregate have a material adverse affect on the condition (financial or otherwise), affairs, business, assets or prospects of Acquiror and; (iii) has in effect all federal, state, local and foreign governmental authorizations, permits and licenses necessary for it to own or lease its properties and assets and to carry on its businesses as they are currently being conducted. The Certificate of Incorporation and Bylaws of Acquiror, as amended to date, are in full force and effect as of the date of this Merger Agreement.

            3.2 Authorization, Execution and Delivery; Merger Agreement Not in Breach.

                  (a) Acquiror has all requisite corporate power and authority to execute and deliver this Merger Agreement and to consummate the transactions contemplated hereby. This Merger Agreement, and all other agreements and instruments contemplated to be executed in connection herewith by Acquiror, have been (or upon execution will have been) duly executed and delivered by Acquiror, have been (or upon execution will have been) effectively authorized by all necessary action, corporate or otherwise, and no other corporate proceedings on the part of Acquiror are (or will be) necessary to authorize such execution and delivery, and, subject to receipt of any required Government Approvals, constitute (or upon execution will constitute) legal, valid and enforceable obligations of Acquiror, subject, as to enforceability, to applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors' rights generally, and to the application of equitable principles and judicial discretion.

                  (b) The execution and delivery of this Merger Agreement, the consummation of the transactions contemplated hereby and the fulfillment of the terms hereof will not result in a breach of any of the terms or provisions of, or constitute a default under (or an event which, with the passage of time or the giving of notice or both, would constitute a default under), or conflict with, or permit the acceleration of any obligation under, (i) any material mortgage, lease, covenant, agreement, indenture or other instrument to which Acquiror is a party or by which it or its property or any of its assets are bound, (ii) the Certificate of

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
Incorporation or Bylaws of Acquiror, (iii) any material judgment, decree, order or award of any court, governmental body or arbitrator by which Acquiror is bound, or (iv) any material permit, concession, grant, franchise, license, law, statute, ordinance, rule or regulation applicable to Acquiror or its properties; or result in the creation of any lien, claim, security interest, encumbrance, charge, restriction or right of any third party of any kind whatsoever upon the property or assets of Acquiror, except that the Government Approvals shall be required in order for Acquiror to consummate the Merger.

            3.3 No Legal Bar . Acquiror is not a party to, subject to or bound by any agreement, judgment, order, writ, prohibition, injunction or decree of any court or other governmental body of competent jurisdiction which would prevent the execution of this Merger Agreement by Acquiror, its delivery to Towne and the Bank or (upon receipt of Governmental Approvals) the consummation of the transactions contemplated hereby, and no action or proceeding is pending or threatened against Acquiror in which the validity of this Merger Agreement, any of the transactions contemplated hereby or any action which has been taken by any of the Parties in connection herewith or in connection with any of the transactions contemplated hereby is at issue.

            3.4 Government Approvals . No consent, approval, order or authorization of, or registration, declaration or filing with, any federal, state or local governmental authority is required to be made or obtained by Acquiror in connection with the execution and delivery of this Merger Agreement or the consummation of the transactions contemplated hereby by Acquiror, except for the prior approval of the FRB, the FDIC, the Washington Department and such other agencies as may have jurisdiction (collectively, the "Government Approvals"). Acquiror is not aware of any facts, circumstances or reasons why such Government Approvals should not be forthcoming or which would prevent or hinder such approvals from being obtained.

            3.5 Acquiror Financial Statements . The consolidated balance sheets of Acquiror as of March 31, 1997 and 1996, and the related consolidated statements of income and changes in stockholders' equity and cash flows of Acquiror for the years ended March 31, 1997, 1996 and 1995 included in Acquiror's Annual Report on Form 10-K for the fiscal year ended March 31, 1997 as filed with the SEC and the comparative interim financial statements for any subsequent quarter ending after March 31, 1997 and prior to the date hereof included in Acquiror's Quarterly Reports on Form 10-Q as filed with the SEC (collectively, the "Acquiror Financial Statements") (i) were prepared from the books and records of Acquiror, which are complete and accurate in all material respects and have been maintained in accordance with good business practices;
(ii) were prepared in accordance with GAAP; (iii) accurately present Acquiror's consolidated financial condition and the consolidated results of its operations, changes in stockholders' equity and cash flows as stated including any amendments thereto at the relevant dates thereof and for the periods covered thereby (subject, in the case of financial statements for interim periods, to normal recurring adjustments); (iv) do contain or reflect all necessary adjustments and accruals for an accurate presentation of Acquiror's consolidated financial condition and the consolidated results of Acquiror's operations and cash flows for the periods covered by the Acquiror Financial Statements; (v) do contain and reflect adequate provisions for loan losses, for real estate owned reserves and for all reasonably anticipatable liabilities for all taxes, federal, state, local or foreign, with respect to the periods then ended; and (vi) do contain and reflect adequate provisions for all reasonably anticipated liabilities for Post Retirement Benefits Other Than Pensions ("OPEB") pursuant to FASB 106 and 112.

            3.6 Absence of Certain Changes . Since March 31, 1997 there has not been any material adverse change in the financial condition or results of operations of Acquiror and its subsidiaries taken as a whole.

            3.7 Tax Matters. As of the date of this Merger Agreement, there is no audit, examination, deficiency, or refund litigation or matter in controversy with respect to any taxes that might result in a determination materially adverse to Acquiror or any Acquiror Subsidiary except as fully reserved for in the Acquiror Financial Statements.

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
            3.8 Litigation . There is no action, suit or proceeding pending, or to the best knowledge of Acquiror, threatened against Acquiror or any Acquiror Subsidiary before any court or arbitrator or any governmental body, agency or official which, in the aggregate, will have, or is reasonably expected to have, a material adverse effect on the business, financial condition or results of operations of Acquiror and its subsidiaries taken as whole.

            3.9 Capitalization of Acquiror . The authorized capital stock of Acquiror consists of 25,000,000 shares of Acquiror Common Stock and 500,000 shares of preferred stock having a par value of $.01 per share. As of the close of business on September 30, 1997, 10,246,513 shares of Acquiror Common Stock were issued and outstanding, 664,112 shares of Acquiror Common Stock were held by Acquiror as treasury stock and no shares of the preferred stock were issued and outstanding.

            3.10 Disclosure . The information concerning, and the representations or warranties made by Acquiror as set forth in this Merger Agreement, or in any document, statement, certificate or other writing furnished or to be furnished by Acquiror to Towne and the Bank pursuant hereto, do not and will not contain any untrue statement of a material fact or omit to state a material fact required to be stated herein or therein which is necessary to make the statements and facts contained herein or therein, in light of the circumstances under which they were or are made, not false or misleading. Copies of all documents heretofore or hereafter delivered or made available to Towne and the Bank by Acquiror pursuant hereto were complete and accurate copies of such documents.

            3.11 Absence of Regulatory Actions. Neither Acquiror nor any Acquiror Subsidiary is a party to any cease and desist order, written agreement or memorandum of understanding with, or a party to any commitment letter or similar undertaking to, or is subject to any order or directive by, or is a recipient of any extraordinary supervisory letter from, or has adopted any board resolutions at the request of, federal or state governmental authorities charged with the supervision or regulation of depository institutions or depository institution holding companies or engaged in the insurance of bank and/or savings and loan deposits nor has it been advised by any such governmental authority that it is contemplating issuing or requesting (or is considering the appropriateness of issuing or requesting) any such order, directive, written agreement, memorandum of understanding, extraordinary supervisory letter, commitment letter, board resolutions or similar undertaking.

            3.12 Reports . Since April 1, 1994, Acquiror and each Acquiror Subsidiary has filed all reports and statements, together with any amendments required to be made with respect thereto, that it was required to file with (i) the SEC; (ii) the FDIC; (iii) the FRB; and (iv) any other applicable federal or state securities or banking authorities. As of their respective dates, each of such reports and documents, including the financial statements, exhibits, and schedules thereto, complied in all material respects with all of the requirements of their respective forms and all of the statutes, rules, and regulations enforced or promulgated by the Regulatory Authority with which they were filed. All such reports were true and complete in all material respects and did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.

            3.13 Year 2000 Issues. Expenses associated with resolving Year 2000 technology issues are not expected to have a material adverse effect on the financial condition or results of operations of Acquiror, nor are Year 2000 technology issues expected to have a material adverse effect on the operations of Acquiror.

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
                                    ARTICLE 4

                REPRESENTATIONS AND WARRANTIES OF TOWNE AND THE BANK

      Each of Towne and the Bank hereby represents and warrants to Acquiror as follows:

            4.1 Organization and Qualification of Towne and Subsidiaries . Towne is a corporation, duly organized, validly existing and in good standing under the laws of the State of Washington. Towne is registered as a bank holding company with the FRB and engages only in activities permitted by the BHCA and the rules and regulations promulgated by the FRB thereunder. Towne (a) has all requisite corporate power and authority to own, operate and lease its properties and to carry on its business as it is currently being conducted and
(b) is in good standing and is duly qualified to do business in each jurisdiction where the character of its properties owned or held under lease or the nature of its business makes such qualification necessary and where the failure to so qualify would individually or in the aggregate have a material adverse effect on the condition (financial or otherwise), affairs, business, assets or prospects of Towne, the Bank and all Towne Subsidiaries, taken as a whole. Each Towne Subsidiary is duly organized, validly existing and in good standing under the laws of the state or jurisdiction of its organization and
(a) has all requisite corporate power and authority to own, operate and lease its properties and to carry on its business as it is currently being conducted and (b) is in good standing and is duly qualified to do business in each jurisdiction where the character of its properties owned or held under lease or the nature of its business makes such qualification necessary and where the failure to so qualify would individually or in the aggregate have a material adverse effect on the condition (financial or other), affairs, business, assets or prospects of Towne, the Bank and the Towne Subsidiaries taken as a whole. The activities of the Towne Subsidiaries are permitted for subsidiaries of bank holding companies pursuant to the BHCA.

            4.2 Organization and Qualification of the Bank . The Bank is a Washington-chartered bank, duly organized, validly existing and in good standing under the laws of the State of Washington and engages only in activities (and holds properties only of the types) permitted by Washington law and the rules and regulations promulgated by the Washington Department thereunder or the FDIC for insured depository institutions. The Bank (a) has all requisite corporate power and authority to own, operate and lease its properties and to carry on its business as it is currently being conducted (including all requisite authority to operate branches in the State of Washington) and (b) is in good standing and is duly qualified to do business in each jurisdiction where the character of its properties owned or held under lease or the nature of its business makes such qualification necessary and where the failure to so qualify would individually or in the aggregate have a material adverse effect on the condition (financial or otherwise), affairs, business, assets or prospects of the Bank and all Towne Subsidiaries, taken as a whole. The Bank's deposit accounts are insured by the Bank Insurance Fund as administered by the FDIC to the fullest extent permitted under applicable law.

            4.3 Authorization, Execution and Delivery; Merger Agreement Not in Breach.

                  (a) Towne and the Bank have all requisite corporate power and authority to execute and deliver this Merger Agreement and the Plan of Merger and to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Merger Agreement and the Plan of Merger and the consummation of the proposed transaction have been duly authorized by the Boards of Directors of Towne and the Bank and, except for the approval of the Towne Shareholders, no other corporate proceedings on the part of Towne and the Bank are necessary to authorize the execution and delivery of this Merger Agreement and the Plan of Merger and the consummation of the transactions contemplated hereby and thereby. This Merger Agreement and all other agreements and instruments herein contemplated to be executed and delivered by Towne and the Bank have been (or upon execution and delivery will have been) duly executed and delivered by Towne and the Bank and (subject to any requisite shareholder approval and Government Approvals hereof) constitute (or upon execution and delivery will constitute) legal, valid and enforceable obligations of Towne and the Bank, subject, as to enforceability, to applicable bankruptcy,

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
insolvency, receivership, conservatorship, reorganization, moratorium or similar laws affecting the enforcement of creditors' rights generally and to the application of equitable principles and judicial discretion.

                  (b) The execution and delivery of this Merger Agreement, the consummation of the transactions contemplated hereby, and the fulfillment of the terms hereof and thereof will not result in a violation or breach of any of the terms or provisions of, or constitute a default under (or an event which, with the passage of time or the giving of notice, or both, would constitute a default under), or conflict with, or permit the acceleration of, any obligation under (i) any mortgage, lease, covenant, agreement, indenture or other instrument to which Towne, the Bank or any Towne Subsidiary is a party or by which Towne, the Bank or any Towne Subsidiary is bound, (ii) the Articles of Incorporation or Bylaws of Towne and the Bank, (iii) any judgment, decree, order, regulatory letter of understanding or award of any court, governmental body, authority or arbitrator or, (iv) (subject to the receipt of the Government Approvals) any permit, concession, grant, franchise, license, law, statute, ordinance, rule or regulation applicable to Towne, the Bank or any Towne Subsidiary or the properties of any of them; or result in the creation of any lien, claim, security interest, encumbrance, charge, restriction or right of any third party of any kind whatsoever upon the properties or assets of Towne, the Bank or any Towne Subsidiary.

            4.4 No Legal Bar . Neither Towne nor the Bank is a party to, or subject to, or bound by, any agreement or judgment, order, letter of understanding, writ, prohibition, injunction or decree of any court or other governmental authority or body, or any law which would prevent the execution of this Merger Agreement or the Plan of Merger by Towne or the Bank, the delivery thereof to Acquiror, or (upon receipt of Government Approvals) the consummation of the transactions contemplated hereby and thereby, and no action or proceeding is pending against Towne or the Bank in which the validity of this Merger Agreement, the transactions contemplated hereby or any action which has been taken by any of the Parties in connection herewith or in connection with the transactions contemplated hereby is at issue.

            4.5 Government and Other Approvals . Except for the Government Approvals described in Section 3.4, no consent, approval, order or authorization of, or registration, declaration or filing with, any federal, state or local governmental authority is required to be made or obtained by Towne or the Bank in connection with the execution and delivery of this Merger Agreement or the consummation of the transactions contemplated by this Merger Agreement nor is any consent or approval required from any landlord, licensor or other non-governmental party which has granted rights to Towne or the Bank in order to avoid forfeiture or impairment of such rights. Neither Towne nor the Bank is aware of any facts, circumstances or reasons why such Government Approvals should not be forthcoming or which would prevent or hinder such approvals from being obtained.

            4.6 Compliance With Law . Towne, the Bank and all Towne Subsidiaries hold all licenses, franchises, permits and authorizations necessary for them to own or lease their respective properties and assets and for the lawful conduct of their respective businesses, as they are presently conducted, and Towne and the Bank have complied in all material respects with all applicable statutes, laws, ordinances, rules and regulations of all federal, state and local governmental bodies, agencies and subdivisions having, asserting or claiming jurisdiction over Towne and the Bank's properties or over any other part of Towne's and the Bank's assets, liabilities or operations. The benefits of all of such licenses, franchises, permits and authorizations are in full force and effect and, to the best knowledge of Towne and the Bank, may continue to be enjoyed by Towne and the Bank subsequent to the Closing of the transactions contemplated herein without any consent or approval. Neither Towne, the Bank nor any Towne Subsidiary has received notice of any proceeding for the suspension or revocation of any such license, franchise, permit, or authorization and no such proceeding is pending or has been threatened by any governmental authority.

            4.7 Charter Documents . Included in Schedule 4.7 hereto are true and correct copies of the Articles of Incorporation and Bylaws of Towne and the Bank. The Articles of Incorporation and Bylaws of Towne and the Bank, as amended to date, are in full force and effect.

            4.8   Financial Statements .

                  (a) Attached as Schedule 4.8(a) hereto are true copies of the consolidated balance sheets of the Bank as of December 31, 1996 and 1995, and the related consolidated statements of income and changes in stockholders' equity and cash flows of the Bank for the years ended December 31, 1996, 1995 and 1994 ("Bank Financial Statements"). Such financial statements (i) were prepared from the books and records of the Bank, which are complete and accurate in all material respects and have been maintained in accordance with good business practices; (ii) were prepared in accordance with GAAP; (iii) accurately present the Bank's consolidated financial condition and the consolidated results of its operations, changes in stockholders' equity and cash flows as stated including any amendments thereto at the relevant dates thereof and for the periods covered thereby; (iv) do contain or reflect all necessary adjustments and accruals for an accurate presentation of the Bank's consolidated financial condition and the consolidated results of the Bank's operations and cash flows for the periods covered by the Bank Financial Statements; (v) do contain and reflect adequate provisions for loan losses, for real estate owned reserves and for all reasonably anticipatable liabilities for all taxes, federal, state, local or foreign, with respect to the periods then ended; and (vi) do contain and reflect adequate provisions for all reasonably anticipated liabilities for OPEB pursuant to FASB 106 and 112.

                  (b) Towne has delivered to Acquiror (or will deliver, when available, with respect to periods ended after the date of this Merger Agreement) true, correct and complete copies of (i) all Call Reports, including any amendments thereto, filed with any Regulatory Authorities by the Bank and
(ii) all reports, including any amendments thereto filed with any Regulatory Authorities by Towne, each for any quarter ending after December 31, 1996. Such reports (i) were (or will be) prepared from the books and records of Towne or the Bank, which are complete and accurate in all material respects and have been maintained in accordance with good business practices; (ii) were (or will be) prepared in accordance with regulatory accounting principles consistently applied; (iii) accurately present (or, when prepared, will present) Towne's and the Bank's consolidated financial condition and the consolidated results of its operations and changes in stockholders' equity at the relevant dates thereof and for the periods covered thereby; (iv) do contain or reflect (or, when prepared, will contain and reflect) all necessary adjustments and accruals for an accurate presentation of Towne's or the Bank's consolidated financial condition and the consolidated results of Towne's or the Bank's operations for the periods covered thereby; (v) do contain and reflect (or, when prepared, will contain and reflect) adequate provisions for loan losses, for real estate owned reserves and for all reasonably anticipatable liabilities for all taxes, federal, state, local or foreign, with respect to the periods then ended; and
(vi) do contain and reflect adequate provisions for all reasonably anticipated liabilities for OPEB pursuant to FASB 106 and 112.

            4.9 Absence of Certain Changes . Except as disclosed in Schedule
4.9 or as provided for or contemplated in this Merger Agreement, since December 31, 1996 (the "Balance Sheet Date") there has not been:

                  (a) any material transaction by Towne or the Bank not in the ordinary course of business and in conformity with past practice;

                  (b) any material adverse change in the business, property, assets (including loan portfolios), liabilities (whether absolute, accrued, contingent or otherwise), prospects, operations, liquidity, income, condition (financial or otherwise) or net worth of Towne or the Bank;

                  (c) any damage, destruction or loss, whether or not covered by insurance, which has had or may have a material adverse effect on any of the properties, business or prospects of Towne and the Bank or their future use and operation by Towne and the Bank;

                  (d) any acquisition or disposition by Towne or the Bank of any property or asset of Towne or the Bank, whether real or personal, having a fair market value, singularly or in the aggregate, in an amount greater than Twenty Thousand Dollars ($20,000), except in the ordinary course of business and in conformity with past practice;

                  (e) any mortgage, pledge or subjection to lien, charge or encumbrance of any kind on any of the respective properties or assets of Towne or the Bank, except to secure extensions of credit in the ordinary course of business and in conformity with past practice;

                 (f) any amendment, modification or termination of any contract or agreement, relating to Towne or the Bank, to which Towne or the Bank is a party which would have a material adverse effect upon the financial condition or operations of Towne and the Bank;

                  (g) any increase in, or commitment to increase, the compensation payable or to become payable to any officer, director, employee or agent of Towne or the Bank, or any bonus payment or similar arrangement made to or with any of such officers, directors, employees or agents, other than routine increases made in the ordinary course of business not exceeding the greater of five percent (5%) per annum or $5,000 for any of them individually;

                 (h) any incurring of, assumption of, or taking of, by Towne or the Bank, any property subject to, any liability, except for liabilities incurred or assumed or property taken subsequent to the Balance Sheet Date in the ordinary course of business and in conformity with past practice;

                  (i) any material alteration in the manner of keeping the books, accounts or Records of the Bank, or in the accounting policies or practices therein reflected;

                 (j) any release or discharge of any obligation or liability of any person or entity related to or arising out of any loan made by the Bank of any nature whatsoever, except in the ordinary course of business and in conformity with past practice; or

                  (k) any loan by the Bank to any Officer, director or 2% shareholder of the Bank or any Affiliate of the Bank; or to any member of the immediate family of such Officer, director or 2% shareholder of the Bank or any Affiliate of the Bank; or to any Person in which such Officer, director or 2% shareholder directly or indirectly owns beneficially or of record ten percent (10%) or more of any class of equity securities in the case of a corporation, or of any equity interest, in the case of a partnership or other non-corporate entity; or to any trust or estate in which such Officer, director or 2% shareholder has a ten percent (10%) or more beneficial interest; or as to which such Officer, director or 2% shareholder serves as a trustee or in a similar capacity. As used herein, "Officer" shall refer to a person who holds the title of chairman, president, executive vice president, senior vice president, controller, chief financial officer, secretary, cashier or treasurer.

            4.10 Deposits . Except as set forth in Schedule 4.10, none of the Bank Deposits is a "brokered" Deposit or subject to any encumbrance, legal restraint or other legal process and no portion of the Deposits represents a Deposit by any Affiliate of the Bank.

            4.11 Properties . Except as described in Schedule 4.11 hereto or adequately reserved against in the Bank Financial Statements, Towne, the Bank and each Towne Subsidiary have good and marketable title free and clear of all material liens, encumbrances, charges, defaults, or equities of whatever character to all of its properties and assets, tangible or intangible, other than as reflected in the Bank Financial Statements. All buildings, and all fixtures, equipment, and other property and assets that are material to the business of Towne, the Bank and the Towne Subsidiaries, taken as a whole, held under leases or subleases by Towne, the Bank or any Towne Subsidiary, are held under valid instruments enforceable in accordance with their respective terms (except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, or other laws affecting the enforcement of creditors' rights generally, and except that the availability of the equitable remedy of specific performance or injunctive relief is subject to the discretion of the court before which any proceedings may be pending).

            4.12 Towne Subsidiaries . Schedule 4.12 hereto lists all of the active and inactive Towne Subsidiaries as of the date of this Merger Agreement and describes generally the business activities conducted, or permitted to be conducted, by each Towne Subsidiary. No equity securities of any of the Towne Subsidiaries are or may become required to be issued (other than to the Bank) by reason of any options, warrants, scrip, rights to subscribe to, calls, or commitments of any character whatsoever relating to, or securities or rights convertible into or exchangeable for, shares of the capital stock of any Towne Subsidiary, and there are no contracts, commitments, understandings, or arrangements by which any Towne Subsidiary is bound to issue (other than to the Bank) any additional shares of its capital stock or options, warrants, or rights to purchase or acquire any additional shares of its capital stock. All of the shares of capital stock of each Towne Subsidiary held by the Bank or by any Towne Subsidiary are fully paid and nonassessable and are owned by the Bank or such Towne Subsidiary free and clear of any claim, lien, or encumbrance of any nature whatsoever, whether perfected or not. Except as set forth on
Schedule 4.12, neither the Bank nor any Towne Subsidiary holds any interest in a partnership or joint venture of any kind.

            4.13 Condition of Fixed Assets and Equipment . Except as disclosed in Schedule 4.13 hereto, all of Towne's, the Bank's and the Towne Subsidiaries' buildings, structures and equipment in regular use are in good and serviceable condition, normal wear and tear excepted. None of the buildings, structures and equipment of Towne, the Bank or any Towne Subsidiary violates or fails to comply in any material respect with any applicable health, fire, environmental, safety, zoning or building laws or ordinances or any restrictive covenant pertaining thereto.

            4.14  Tax Matters .  Except as described in Schedule 4.14 hereto:

                  (a) All federal, state, local, and foreign tax returns and information returns required to be filed by or on behalf of Towne, the Bank and each Towne Subsidiary have been timely filed or requests for extensions have been timely filed, granted, and have not expired for periods ended on or before the date of this Merger Agreement, and all returns filed are, and the information contained therein is, complete and accurate. All tax obligations reflected in such returns have been paid or adequately provided for. As of the date of this Merger Agreement, there is no audit examination, deficiency, or refund litigation or matter in controversy with respect to any taxes that might result in a determination materially adverse to Towne, the Bank or any Towne Subsidiary except as fully reserved for in the Bank Financial Statements. All taxes, interest, additions, and penalties due with respect to completed and settled examinations or concluded tax litigation have been paid.

                  (b) Neither Towne, the Bank nor any Towne Subsidiary has executed an extension or waiver of any statute of limitations on the assessment or collection of any tax due that is currently in effect.

                  (c) Adequate provision for any federal, state, local, or foreign taxes due or to become due for Towne, the Bank and all Towne Subsidiaries for all periods through and including December 31, 1996, has been made and is reflected on the December 31, 1996 financial statements included in the Bank Financial Statements and has been and will continue to be made with respect to periods ending after December 31, 1996 and subsequent periods.

                  (d) Deferred taxes of Towne, the Bank and each Towne Subsidiary have been and will be provided for in accordance with GAAP.

                  (e) To the best knowledge of Towne and the Bank, neither the Internal Revenue Service nor any foreign, state, local or other taxing authority is now asserting or threatening to assert against Towne, the Bank or any Towne Subsidiary any deficiency or claim for additional taxes, or interest thereon or penalties in connection therewith. All income, payroll, withholding, property, excise, sales, use, franchise and transfer taxes, and all other taxes, charges, fees, levies or other assessments, imposed upon Towne or the Bank by the United States or by any state, municipality, subdivision or instrumentality of the United States or by any other taxing authority, including all interest, penalties or additions attributable thereto, which are due and payable by Towne, the Bank or any Towne Subsidiary, either have been paid in full, or have been properly accrued and reflected in the Bank Financial Statements.

            4.15 Litigation . Except as set forth in Schedule 4.15 hereto, there is no action, suit or proceeding pending, or to the best knowledge of Towne and the Bank, threatened against Towne, the Bank or any Towne Subsidiary before any court or arbitrator or any governmental body, agency or official, including, but not limited to, any action suit or proceeding that (i) has been brought by or on behalf of any person employed or formerly employed by Towne, the Bank or any Towne Subsidiary or (ii) purports or seeks to enjoin or restrain the transactions contemplated by this Merger Agreement. Except as set forth on Schedule 4.15 there are no actions, suits, or proceedings pending or, to the best knowledge of Towne and the Bank, threatened against any officers or directors of Towne, the Bank or any Towne Subsidiary by any stockholder of Towne, the Bank or any Towne Subsidiary (or by any former stockholder of Towne, the Bank or any Towne Subsidiary) relating to or arising out of such person's status as a stockholder.

            4.16  Hazardous Materials .

                  (a) To the best knowledge of Towne and the Bank, Towne, the Bank and all the Towne Subsidiaries have obtained all permits, licenses and other authorizations which are required to be obtained by them with respect to the Property (as defined herein) under all Applicable Environmental Laws (as defined herein). All Property controlled, directly or indirectly, by Towne, the Bank or any Towne Subsidiary is in compliance with the terms and conditions of all of such permits, licenses and authorizations, and, to the best of knowledge of Towne and the Bank, is also in compliance with all other limitations, restrictions, conditions, standards, prohibitions, requirements, obligations, schedules and timetables contained in any Applicable Environmental Laws or in any regulation, code, plan, order, decree, judgment, injunction, notice or demand letter issued, entered, promulgated or approved thereunder, except as described in detail in Schedule 4.16 hereto. For purposes hereof, the following terms shall have the following meanings:

                        "APPLICABLE ENVIRONMENTAL LAWS" shall mean all federal, state, local and municipal environmental laws, rules or regulations to the extent applicable to the Property, including, but not limited to, (a) the Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C.
Section 9601 et seq. ("CERCLA"); (b) the Resource Conservation and Recovery Act, 42 U.S.C. Section 6901 et seq. "RCRA"; (c) the Federal Water Pollution Control Act, 33 U.S.C. Section 1251 et seq.; (d) the Clean Air Act, 42 U.S.C.
Section 7401 et seq.; (e) the Hazardous Materials Transportation Act, 49 U.S.C.
Section 1471 et seq.; (f) the Toxic Substances Control Act, 15 U.S.C. Section 2601 et seq.; (g) the Emergency Planning and Community Right-to-Know Act, 42 U.S.C. Section 11001 et seq.; (h) the National Environmental Policy Act, 42 U.S.C. Section 4321 et seq.; (i) the Rivers and Harbours Act of 1899, 33 U.S.C.
Section 401 et seq.; (j) the Occupational Safety and Health Act, 29 U.S.C.
Section 651 et seq.; (k) the Safe Drinking Water Act, 42 U.S.C. Section 300(f) et seq.; (l) the Oil Pollution Act of 1990, 33 U.S.C. Section 2701 et seq.; and
(m) any rule, regulation, order, injunction, judgment, declaration or decree implementing or interpreting any of the foregoing Acts, as amended.

                        "HAZARDOUS SUBSTANCES" shall mean any substance, material, waste, or pollutant that is now (or prior to the Closing) listed, defined, characterized or regulated as hazardous, toxic or dangerous under or pursuant to any statute, law, ordinance, rule or regulation of any federal, state, regional, county or local governmental authority having jurisdiction over the Property of Towne, the Bank or any Towne Subsidiary or its use or operation, including, without limitation, (a) any substance, material, element, compound, mixture, solution, waste, chemical or pollutant listed, defined, characterized or regulated as hazardous, toxic or dangerous under any Applicable Environmental Laws, (b) petroleum, petroleum derivatives or by-products, and other hydrocarbons, (c) polychlorinated biphenyls (PCBs), asbestos and urea formaldehyde, and (d) radioactive substances, materials or waste.

                        "LOAN PROPERTY" means any property in which Towne, the Bank or a Towne Subsidiary holds a security interest.

                        "PROPERTY" means any real property owned, controlled, leased or held by Towne, the Bank or a Towne Subsidiary, in whole or in part, solely or in a joint venture or other business arrangement, either for operational or investment purposes, and whether assigned, purchased, or obtained through foreclosure (or similar action) or in satisfaction of debts previously contracted.

                  (b) In addition, except as set forth in Schedule 4.16(b) hereto:

                        (i) No notice, notification, demand, request for information, citation, summons or order has been received by Towne or the Bank, no complaint has been filed and served on the Bank, no penalty has been assessed and to the best knowledge of Towne and the Bank no investigation or review is pending by any governmental or other entity with respect to any alleged failure by Towne, the Bank or any Towne Subsidiary to have any permit, license or authorization required in connection with the conduct of the business of Towne, the Bank or any Towne Subsidiary or with respect to any generation, treatment, storage, recycling, transportation, release or disposal, or any release as defined in 42 U.S.C. Section 9601(22) ("Release"), of any Hazardous Substances at any Property or any Loan Property;

                       (ii) To the best of knowledge of Towne and the Bank, no Property or Loan Property has received or held any Hazardous Substances in such amount and in such manner as to constitute a violation of the Applicable Environmental Laws, and no Hazardous Substances have been Released or disposed of on, in or under any of the Property during or prior to Towne's, the Bank's or any Towne Subsidiary's occupancy thereof, or during or prior to the occupancy thereof by any assignee or sublessee of the Bank or any Towne Subsidiary, except in compliance with all Applicable Environmental Laws;

                       (iii) To the best knowledge of Towne and the Bank, there are no Hazardous Substances being stored at any Property or Loan Property or located in, on or upon, any Property or Loan Property (including the subsurface thereof) or installed or affixed to structures or equipment on any Property or Loan Property; and, to the best knowledge of Towne and the Bank, there are no underground storage tanks for Hazardous Substances, active or abandoned, at any Property; and

                        (iv) To the best knowledge of Towne and the Bank, no Hazardous Substances have been Released in a reportable quantity, where such a quantity has been established by statute, ordinance, rule, regulation or order, at, on or under any Property.

                  (c) Neither Towne, the Bank nor any Affiliate of Towne has knowingly transported or arranged for the transportation of any Hazardous Substances to any location which is listed on the National Priorities List under CERCLA, listed for possible inclusion on the National Priorities List by the Environmental Protection Agency in the CERCLA Information System ("CERCLIS") or on any similar state list or which is the subject of federal, state or local enforcement actions or other investigations which may lead to claims against the owner of the Property for cleanup costs, remedial work, damages to natural resources or for personal injury claims, including, but not limited to, claims under CERCLA.

                  (d) No Hazardous Substances have been knowingly generated, recycled, treated, stored, disposed of or Released by, Towne, the Bank or any Affiliate of Towne in violation of Applicable Environmental Laws.

                  (e) No oral or written notification of a Release of Hazardous Substances has been given or filed by or on behalf of Towne, the Bank or any Affiliate of Towne relating to any Property and no Property is listed or proposed for listing on the National Priority List promulgated pursuant to CERCLA, on CERCLIS or on any similar state list of sites requiring investigation or clean-up.

                  (f) To the best knowledge of Towne and the Bank, there are no liens arising under or pursuant to any Applicable Environmental Laws on any Property, and no government actions have been taken or, to the best knowledge of Towne and the Bank, threatened, or are in process which could subject any Property to such liens and none of the Property would be required to place any notice or restriction relating to the presence of Hazardous Substances at any Property in any deed to such Property.

                  (g) There have been no environmental investigations, studies, audits, tests, reviews or other analyses conducted by or which are in the possession of Towne, the Bank or any Affiliate of Towne and the Bank in relation to any Property, which have not been made available to Acquiror.

                  (h) Neither Towne nor the Bank is aware of any facts which might suggest that Towne, the Bank or any Towne Subsidiary has engaged in any management practice with respect to any of its past or existing borrowers which could reasonably be expected to subject Towne, the Bank or any Towne Subsidiary or any Property or Loan Property to any liability under any Applicable Environmental Laws.

            4.17 Insurance. Towne, the Bank and all of Towne's and the Bank's material assets, businesses, real property and other material properties are insured against fire, casualty, theft, liability, loss, interruption, title and such other events against which it is customary in the banking industry to insure, all such insurance policies being in amounts that are adequate and consistent with past practice and experience. Set forth on Schedule 4.17 is a list of all insurance policies (excluding policies maintained on one- to four-family residential properties acquired through foreclosure) maintained by or for the benefit of Towne, the Bank or any of the Towne Subsidiaries or their respective directors, officers, employees or agents. All such insurance policies are in full force and effect. Each of Towne, the Bank and the Towne Subsidiaries has taken or will take all requisite action (including without limitation the making of claims and the giving of notices) pursuant to its directors' and officers' liability insurance policy or policies in order to preserve all rights thereunder with respect to all matters (other than matters arising in connection with this Merger Agreement and the transactions contemplated hereby) occurring prior to the Effective Time that are known to Towne or the Bank. Neither Towne, the Bank nor any of the Towne Subsidiaries has had an insurance policy canceled or been denied insurance coverage for which any of such companies has applied. The fidelity bonds in effect as to which the Bank is a named insured are believed by Towne and the Bank to be sufficient.

            4.18 Labor and Employment Matters . Except as reflected in Schedule
4.18 hereto, there is no (i) collective bargaining agreement or other labor agreement to which Towne, the Bank or any Towne Subsidiary is a party or by which any of them is bound; (ii) employment, profit sharing, deferred compensation, bonus, stock option, purchase, retainer, consulting, retirement, welfare or incentive plan or contract to which Towne, the Bank or any Towne Subsidiary is a party or by which it is bound; or (iii) plan or agreement under which "fringe benefits" (including, but not limited to, vacation plans or programs, sick leave plans or programs and related benefits) are afforded any of the employees of Towne, the Bank or any Towne Subsidiary. Neither Towne nor the Bank has received any notice that any party to any such agreement, plan or contract is in default with respect to any material term or condition thereof, nor has any event occurred which, through the passage of time or the giving of notice, or both, would constitute a default thereunder or would cause the acceleration of any obligation of any party thereto. Neither Towne, the Bank nor any Towne Subsidiary has received notice from any governmental agency of any alleged violation of applicable laws that remains unresolved respecting employment and employment practices, terms and conditions of employment and wages and hours. Towne, the Bank and each Towne Subsidiary have complied in all material respects with all applicable laws, rules and regulations relating to the employment of labor, including those related to its employment practices, employee disabilities, wages, hours, collective bargaining and the payment and withholding of taxes and other sums as required by the appropriate governmental authorities, and Towne, the Bank and each Towne Subsidiary have withheld and paid to the appropriate governmental authorities or are holding for payment not yet due to such authorities, all amounts required to be withheld from the employees of Towne, the Bank and each Towne Subsidiary and are not liable for any arrears of wages, taxes, penalties or other sums for failure to comply with any of the foregoing. Except as set forth in Schedule 4.18, there is no: unfair labor practice complaint against Towne, the Bank or any Towne Subsidiary pending before the National Labor Relations Board or any state or local agency; pending labor strike or, to the best of knowledge of Towne and the Bank, other labor trouble affecting Towne, the Bank or any Towne Subsidiary; labor grievance pending against Towne, the Bank or any Towne Subsidiary; to the best knowledge of Towne and the Bank, pending representation question respecting the employees of Towne, the Bank or any Towne Subsidiary; pending arbitration proceedings arising out of or under any collective bargaining agreement to which Towne, the Bank or any Towne Subsidiary is a party, or to the best knowledge of Towne and the Bank, any basis for which a claim may be made under any collective bargaining agreement to which Towne, the Bank or any Towne Subsidiary is a party.

            4.19 Records and Documents . The Records of Towne and the Bank are and will be sufficient to enable the Bank to continue conducting its business as a commercial bank under similar standards as Towne and the Bank has heretofore conducted such business.

            4.20 Capitalization of Towne . The authorized capital stock of Towne consists of 600,000 shares of Towne Common Stock. As of the date of this Merger Agreement, 282,191 shares of the Towne Common Stock were issued and outstanding, no shares of the Towne Common Stock were held by Towne as treasury stock and no shares of the preferred stock were issued and outstanding. All of the outstanding Towne Common Stock is validly issued, fully-paid and nonassessable and has not been issued in violation of any preemptive rights of any Towne Shareholder. Except as described on Schedule 4.20 hereto, as of the date hereof, there are no outstanding securities or other obligations which are convertible into Towne Common Stock or into any other equity or debt security of Towne, and there are no outstanding options, warrants, rights, scrip, rights to subscribe to, calls or other commitments of any nature which would entitle the holder, upon exercise thereof, to be issued Towne Common Stock or any other equity or debt security of Towne. Accordingly, immediately prior to the Effective Time, there will be not more than 314,025 shares of Towne Common Stock issued and outstanding.

            4.21 Capitalization of the Bank . The authorized capital stock of the Bank consists of 600,000 shares of common stock having a par value of $10.00 per share (the "Bank Common Stock"). As of the date of this Merger Agreement, 297,125 shares of Bank Common Stock were issued and outstanding and no shares of Bank Common Stock were held by the Bank as treasury stock. All of the outstanding Bank Common Stock is held beneficially and of record by Towne, free and clear of any lien, claim, security interest, encumbrance, charge, restriction or right of any third party of any kind whatsoever. All of the outstanding Bank Common Stock is validly issued, fully-paid and nonassessable and has not been issued in violation of any preemptive rights of any shareholder of the Bank. There are no outstanding securities or other obligations which are convertible into Bank Common Stock or into any other equity or debt security of the Bank, and there are no outstanding options, warrants, rights, scrip, rights to subscribe to, calls or other commitments of

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
any nature which would entitle the holder, upon exercise thereof, to be issued Bank Common Stock or any other equity or debt security of the Bank.

            4.22 Sole Agreement . With the exception of this Merger Agreement, neither Towne, the Bank nor any Towne Subsidiary has been a party to: any letter of intent or agreement to merge, to consolidate, to sell or purchase assets (other than in the normal course of its business) or to any other agreement which contemplates the involvement of Towne, the Bank or any Towne Subsidiary of either (or any of their assets) in any business combination of any kind; or any agreement obligating Towne or the Bank to issue or sell or authorize the sale or transfer of Bank Common Stock. Except as described in
Schedule 4.22 hereto, there are no (nor will there be at the Effective Time any) shares of capital stock or other equity securities of the Bank outstanding, except for shares of the Bank Common Stock presently issued and outstanding, and there are no (nor will there be at the Effective Time any) contracts, commitments, understandings, or arrangements by which Towne or the Bank is or may be bound to issue additional shares of their capital stock or options, warrants, or rights to purchase or acquire any additional shares of their capital stock. There are no (nor will there be at the Effective Time any) contracts, commitments, understandings, or arrangements by which Towne or any Towne Subsidiary is or may be bound to transfer or issue to any third party any shares of the capital stock of any Towne Subsidiary, and there are no (nor will there be at the Effective Time any) contracts, agreements, understandings or commitments relating to the right of Towne or the Bank to vote or to dispose of any such shares.

            4.23 Disclosure . The information concerning, and representations and warranties made by, Towne and the Bank set forth in this Merger Agreement, or in the Schedules of Towne and the Bank hereto, or in any document, statement, certificate or other writing furnished or to be furnished by Towne and the Bank to Acquiror pursuant hereto, does not and will not contain any untrue statement of a material fact or omit to state a material fact required to be stated herein or therein necessary to make the statements and facts contained herein or therein, in light of the circumstances in which they were or are made, not false or misleading. Copies of all documents heretofore or hereafter delivered or made available to Acquiror by Towne and the Bank pursuant hereto were or will be complete and accurate copies of such documents.

            4.24 Absence of Undisclosed Liabilities . Except as described in
Schedule 4.24 hereto, neither Towne, the Bank nor any Towne Subsidiary has any obligation or liability (contingent or otherwise) that is material to the financial condition or operations of Towne, the Bank or any Towne Subsidiary, or that, when combined with all similar obligations or liabilities, would be material to the financial condition or operations of Towne, the Bank or any Towne Subsidiary (i) except as disclosed in the Bank Financial Statements delivered to Acquiror prior to the date of this Merger Agreement or (ii) except obligations or liabilities incurred in the ordinary course of its business consistent with past practices or (iii) except as contemplated under this Merger Agreement. Since December 31, 1996, neither Towne, the Bank nor any Towne Subsidiary has incurred or paid any obligation or liability which would be material to the financial condition or operations of Towne, the Bank or such Towne Subsidiary, except for obligations paid by the Bank under the terms of this Merger Agreement (all such obligations or payments are fully described by the Bank in Schedule 4.24 hereto) or in connection with transactions made by it in the ordinary course of its business consistent with past practices, laws and regulations applicable to the Bank or any Towne Subsidiary.

            4.25 Allowance for Loan Losses . The allowance for loan losses shown on the Bank Financial Statements is (with respect to periods ended on or before December 31, 1996) or will be (with respect to periods ending subsequent to December 31, 1996) adequate in all respects to provide for anticipated losses inherent in loans outstanding or for commitments to extend credit or similar off-balance sheet items (including accrued interest receivable) as of the dates thereof and is in compliance with the requirements of GAAP. Except as disclosed in Schedule 4.25 hereto, as of the date thereof, the Bank does not have any loan which has been criticized or classified by bank examiners representing any Regulatory Authority or by its independent auditors as "Special Mention," "Substandard," "Doubtful" or "Loss" or as a "Potential Problem Loan."

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
      The allowance for possible losses on other real estate owned ("OREO") shown on the Bank Financial Statements is (with respect to periods ended on or before December 31, 1996) or will be (with respect to periods ending subsequent to December 31, 1996) adequate in all respects to provide for anticipated losses inherent in OREO or held by the Bank or any Towne Subsidiary and the net book value of OREO on the Balance Sheet of the Bank Financial Statements is the fair value of the OREO in accordance with Statement of Position 92-3.

            4.26 Compliance with Laws. Except as disclosed in Schedule 4.26, Towne, the Bank and each Towne Subsidiary:

                  (a) Is in compliance with all laws, rules, regulations, reporting and licensing requirements, and orders applicable to its business or employees conducting its business (including, but not limited to, those relating to consumer disclosure and currency transaction reporting) the breach or violation of which would or could reasonably be expected to have a material adverse effect on the financial condition or operations of Towne, the Bank or any Towne Subsidiary, or which would or could reasonably be expected to subject Towne, the Bank or any Towne Subsidiary or any of its directors or officers to civil money penalties;

                  (b) Has received no notification or communication from any agency or department of federal, state, or local government or any of the Regulatory Authorities, or the staff thereof (i) asserting that Towne, the Bank or any Towne Subsidiary is or may not be in compliance with any of the statutes, rules, regulations, or ordinances which such governmental authority or Regulatory Authority enforces, which, as a result of such noncompliance, would result in a material adverse impact on Towne, the Bank or any Towne Subsidiary, (ii) threatening to revoke any license, franchise, permit, or governmental authorization which is material to the financial condition or operations of Towne, the Bank or any Towne Subsidiary, or (iii) requiring Towne, the Bank or any Towne Subsidiary to enter into a cease and desist order, consent, agreement, or memorandum of understanding; and

                  (c) Is in material compliance with the applicable provisions of the Community Reinvestment Act ("CRA") and the regulations promulgated thereunder, and the Bank currently has a CRA rating of satisfactory or better. To the best knowledge of Towne and the Bank, there is no fact or circumstance or set of facts or circumstances which would cause the Bank to fail to comply with such provisions or cause the CRA rating of the Bank to fall below satisfactory.

            4.27 Absence of Regulatory Actions. Neither Towne, the Bank nor any of the Towne Subsidiaries is a party to any cease and desist order, written agreement or memorandum of understanding with, or a party to any commitment letter or similar undertaking to, or is subject to any order or directive by, or is a recipient of any extraordinary supervisory letter from, or has adopted any board resolutions at the request of, federal or state governmental authorities charged with the supervision or regulation of depository institutions or depository institution holding companies or engaged in the insurance of bank and/or savings and loan deposits nor has it been advised by any such governmental authority that it is contemplating issuing or requesting (or is considering the appropriateness of issuing or requesting) any such order, directive, written agreement, memorandum of understanding, extraordinary supervisory letter, commitment letter, board resolutions or similar undertaking.

            4.28  Employee Benefit Plans.

                  (a) Towne and the Bank have previously provided to Acquiror true and complete copies of each "employee pension benefit plan," as defined in
Section 3(2) of ERISA which, to the best of knowledge of Towne and the Bank, is subject to any provision of ERISA and covers any employee, whether active or retired, of Towne, the Bank or any Towne Subsidiary or any other entity which is a member of a controlled group or is under common control with Towne, the Bank or any Towne Subsidiary in the manner defined and further described in
Section 414(b), (c), or (m) of the Internal Revenue Code. Such plans are

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
hereinafter referred to collectively as the "Employee Pension Benefit Plans", and each such Employee Pension Benefit Plan is listed in Schedule 4.28(a) hereto. Towne and the Bank have also provided to Acquiror true and complete copies of all trust agreements, collective bargaining agreements, and insurance contracts related to such Employee Pension Benefit Plans.

                  To the best knowledge of Towne and the Bank, each Employee Pension Benefit Plan which is intended to be qualified under Section 401(a) of the Internal Revenue Code is so qualified and each trust forming a part thereof is exempt from tax pursuant to Section 501(a) of the Internal Revenue Code. Copies of the latest determination letters concerning the qualified status of each Employee Pension Benefit Plan which is intended to be qualified under
Section 401(a) of the Internal Revenue Code have been provided to Acquiror. Requests for determination letters relating to amendments required to cause such Employee Pension Benefit Plans to be in compliance with the Tax Equity and Fiscal Responsibility Act of 1982, the Deficit Reduction Act of 1984 and the Retirement Equity Act of 1984 were timely filed and have been received by Towne, the Bank and the Towne Subsidiaries. Requests for determination letters relating to any subsequent amendments to such plans which are currently pending have been provided to Acquiror. All such requests were timely and properly filed and appropriate notice of any such filing was timely and properly provided to affected plan participants and beneficiaries.

                  Each of the Employee Pension Benefit Plans has been operated in substantial conformity with the written provisions of the applicable plan documents which have been delivered to Acquiror and in compliance with the requirements prescribed by all statutes, orders, rules, and regulations including, but not limited to, ERISA and the Internal Revenue Code, which are applicable to such Employee Pension Benefit Plans. To the extent that the operation of an Employee Pension Benefit Plan has deviated from the written provisions of the plan, such operational deviations have been disclosed in
Schedule 4.26(a) hereto. All such deviations have been made in conformity with applicable laws, including ERISA and the Internal Revenue Code.

                  With respect to Employee Pension Benefit Plans which are subject to the annual report requirement of ERISA Section 103 or to the annual return requirement of Internal Revenue Code Section 6047, all required annual reports and annual returns, or such other documents as may have been required as alternative means of compliance with the annual report requirement, have been timely filed. Copies of all such annual returns/reports, including all attachments and Schedules, for the three (3) plan years immediately preceding the current date have been delivered to Acquiror. With respect to Employee Pension Benefit Plans which complied with the annual return requirement by satisfaction of an alternate compliance method, any documents required to be filed with the Department of Labor in satisfaction of such requirements have been provided to Acquiror.

                  With respect to all Employee Pension Benefit Plans which are subject to the summary plan description requirement of ERISA Section 102, all such summary plan descriptions as were or will be required to be filed with the Department of Labor and distributed to participants and beneficiaries have been filed and timely distributed. Copies of all such summary plan descriptions have been delivered to Acquiror. No Employee Pension Benefit Plan constitutes a "multi-employer plan" as defined in Section 4001(a)(3) of ERISA.

                  No Employee Pension Benefit Plan subject to Part III of Subtitle B of ERISA or Section 412 of the Internal Revenue Code, or both, has incurred an "accumulated funding deficiency" within the meaning of Internal Revenue Code Section 412, whether or not waived. All required contributions to all Employee Pension Benefit Plans have been timely made. Any penalties or taxes which have been incurred by Towne, the Bank or any Towne Subsidiary or by any Employee Pension Benefit Plan with respect to the timing or amount of payment of any contribution to an Employee Pension Benefit Plan have been timely paid. The limitations of Internal Revenue Code Section 415 have not been exceeded with respect to any Employee Pension Benefit Plan or combination of such plans to which such limitations apply.

                  No "reportable event" (as described in Section 4043(b) of ERISA) has occurred with respect to any Employee Pension Benefit Plan. No Employee Pension Benefit Plan or any trust created thereunder, nor any "disqualified person" with respect to the plan (as defined in Section 4975 of the Internal Revenue Code), has engaged in a "prohibited transaction", as such term is defined in Section 4975 of the Internal Revenue Code, which could subject such Employee Pension Benefit Plan, any such trust or any such disqualified person (other than a person for whom neither Towne, the Bank nor any Towne Subsidiary is directly or indirectly responsible) to liability under Title I of ERISA or to the imposition of any tax under Section 4975 of the Internal Revenue Code.

                  No condition exists with regard to any Employee Pension Benefit Plan which constitutes grounds for the termination of such plan pursuant to Section 4042 of ERISA.

                  No Employee Pension Benefit Plan is subject to Title IV of ERISA.

                  No tax has been, will be, or is reasonably anticipated to be imposed under Internal Revenue Code Section 4978, 4978A, 4978B, or 4979A due to the operation of an Employee Pension Benefit Plan sponsored by Towne, the Bank or any Towne Subsidiary which is an employee stock ownership plan ("ESOP").

                  Except as disclosed in Schedule 4.28(a) hereto, all Employee Pension Benefit Plans were in effect for substantially all of calendar year 1996. There has been no material amendment of any such plans (other than amendments required to comply with applicable law) or material increase in the cost of maintaining such plans or providing benefits thereunder on or after the last day of the plan year which ended in calendar year 1996 for each such Employee Pension Benefit Plan.

                  Towne and the Bank have provided to Acquiror copies of the annual actuarial valuation or allocation report for each Employee Pension Benefit Plan for the three (3) plan years for such plan immediately preceding the current date. With regard to Employee Pension Benefit Plans which are not intended to be qualified under Section 401(a) of the Internal Revenue Code, copies of financial statements or reports containing information regarding the expense of maintaining any such Employee Pension Benefit Plan for the three (3) plan years preceding the current date have been delivered to Acquiror.

                  Towne and the Bank have provided to Acquiror copies of all filings regarding the Employee Pension Benefit Plans which have been made with the Regulatory Authorities for the three (3) plan years preceding the current date.

            (b) Towne and the Bank have furnished to Acquiror true and complete copies of each "Employee Welfare Benefit Plan" as defined in Section 3(1) of ERISA, which, to the best knowledge of Towne and the Bank, is subject to any provision of ERISA and covers any employee, whether active or retired, of Towne, the Bank or any Towne Subsidiary or members of a controlled group or entities under common control with Towne, the Bank or the Towne Subsidiaries in the manner defined and further described in Section 414(b), (c), or (m) of the Internal Revenue Code. Such plans are hereinafter referred to collectively as the "Employee Welfare Benefit Plans", and each such Employee Welfare Benefit Plan is listed in Schedule 4.28(b) hereto.

                  Towne and the Bank have also provided to Acquiror true and complete copies of documents establishing all funding instruments for such Employee Welfare Benefit Plans, including but not limited to, trust agreements, cafeteria plans (pursuant to Internal Revenue Code Section 125), and voluntary employee beneficiary associations (pursuant to Internal Revenue Code Section 501(c)(9)). Each of the Employee Welfare Benefit Plans has been operated in substantial conformity with the written provisions of the plan documents which have been delivered to Acquiror and in compliance with the requirements prescribed by all statutes, orders, rules, and regulations including, but not limited to, ERISA and the Internal

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
Revenue Code, which are applicable to such Employee Welfare Benefit Plans. Any deviation in the operation of such plans from the requirements of the plan documents or of applicable laws have been listed in Schedule 4.28(b) hereto. Towne and the Bank have provided any notification required by law to any participant covered under any Employee Welfare Benefit Plan which has failed to comply with the requirements of any Internal Revenue Code section which results in the imposition of a tax on benefits provided to such participants under such plan.

                  With respect to all Employee Welfare Benefit Plans which are subject to the annual report requirement of ERISA Section 103 or to the annual return requirement of Internal Revenue Code Section 6039D, all annual reports and annual returns as were required to be filed pursuant to such sections have been timely filed. Copies of all such annual returns/reports, including all attachments and Schedules, for the three (3) plan years immediately preceding the current date for all plans subject to such requirements have been delivered to Acquiror. With respect to all Employee Welfare Benefit Plans which are subject to the summary plan description requirement of ERISA Section 102, all such summary plan descriptions as were required to be filed with the Department of Labor and distributed to participants and beneficiaries have been timely filed and distributed. Copies of all such summary plan descriptions have been delivered to Acquiror.

                  Except as disclosed in Schedule 4.28(b) hereto, all Employee Welfare Benefit Plans which are in effect were in effect for substantially all of calendar year 1996. Except as disclosed in Schedule 4.28(b) hereto, there has been with respect to such Employee Welfare Benefit Plans no material amendment thereof or material increase in the cost thereof or benefits payable thereunder on or after January 1, 1997.

                  No Employee Welfare Benefit Plan or any trust created thereunder, nor any "party in interest" with respect to the plan (as defined in Section 3(14) of ERISA), has engaged in a "prohibited transaction," as such term is defined in Section 406 of ERISA, which could subject such Employee Welfare Benefit Plan, any such trust, or any party in interest (other than a person for whom neither Towne, the Bank nor any Towne Subsidiary is directly or indirectly responsible) to the imposition of a penalty for such prohibited transaction under Section 502(i) of ERISA. The Department of Labor has not assessed any such penalty or served notice to Towne, the Bank or any Towne Subsidiary that such a penalty may be imposed upon any Employee Welfare Benefit Plan.

                  Neither Towne, the Bank nor any Towne Subsidiary has failed to make any contribution to, or pay any amount due and owing by Towne, the Bank or a Towne Subsidiary under the terms of, an Employee Welfare Benefit Plan. Except as disclosed in Schedule 4.28(b) hereto, no claims have been incurred with respect to any Employee Welfare Benefit Plan which may, to the best knowledge of Towne and the Bank, constitute a liability for Towne, the Bank or any Towne Subsidiary after the application of any insurance, trust or other funds which are applicable to the payment of such claims.

                  Except as disclosed in Schedule 4.28(b) hereto, to the best knowledge of Towne and the Bank, no condition exists that could subject any Employee Welfare Benefit Plan or any person (other than a person for whom neither Towne, the Bank nor any Towne Subsidiary is directly or indirectly responsible) to liabilities, damages, losses, taxes, or sanctions that arise under Section 4980B of the Internal Revenue Code or Sections 601 through 608 of ERISA for failure to comply with the continuation health care coverage requirements of ERISA Sections 601 through 608 and Internal Revenue Code
Section 4980B with respect to any current or former employee of Towne, the Bank or any Towne Subsidiary, or the beneficiaries of such employee.

            (c) Towne and the Bank have furnished to Acquiror true and complete copies and/or descriptions of each plan or arrangement maintained or otherwise contributed to by Towne, the Bank or any Towne Subsidiary which is not an Employee Pension Benefit Plan and is not an Employee Welfare Benefit Plan and which (exclusive of base salary and base wages) provides for any form of current or deferred

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
compensation, bonus, stock option, profit sharing, retirement, group health or insurance, welfare benefits, fringe benefits, or similar plan or arrangement for the benefit of any employee or class of employees, whether active or retired, or independent contractors of Towne, the Bank or any Towne Subsidiary. Such plans and arrangements shall collectively be referred to herein as "Benefit Arrangements" and all such Benefit Arrangements of Towne, the Bank and the Towne Subsidiaries are listed on Schedule 4.28(c) hereto. Except as disclosed in Schedule 4.28(c) hereto, there are no other benefit arrangements of Towne and the Bank and all Benefit Arrangements which are in effect were in effect for substantially all of calendar year 1996. Except as disclosed in
Schedule 4.28(c) hereto, there has been with respect to Benefit Arrangements no material amendment thereof or material increase in the cost thereof or benefits payable thereunder on or after January 1, 1997. There has been no material increase in the base salary and wage levels of Towne, the Bank or any Towne Subsidiary and, except in the ordinary course of business, no change in the terms or conditions of employment (including severance benefits) compared, in each case, to those prevailing for substantially all of calendar year 1996. Except as disclosed in Schedule 4.28(c) hereto, there has been no material increase in the compensation of, or benefits payable to, any senior executive employee of Towne, the Bank or any Towne Subsidiary on or after January 1, 1997, nor has any employment, severance, or similar contract been entered into with any such employee, nor has any amendment to any such contract been made on or after January 1, 1997.

                  With respect to all Benefit Arrangements which are subject to the annual return requirement of Internal Revenue Code Section 6039D, all annual returns as were required to be filed have been timely filed. Copies of all such annual returns for the three (3) plan years immediately preceding the current date have been delivered to Acquiror.

            (d) Listed in Schedule 4.28(d) hereto are all Employee Pension Benefit Plans, Employee Welfare Benefit Plans, and Benefit Arrangements which provide compensation or benefits which become effective upon a change in control of Towne, the Bank or any Towne Subsidiary, including, but not limited to, additional compensation or benefits, or acceleration in the amount or timing of payment of compensation or benefits which had become effective prior to the date of such acceleration. Except as disclosed in Schedule 4.28(d) hereto, there is no Employee Pension Benefit Plan, Employee Welfare Benefit Plan, or Benefit Arrangement covering any employee of Towne, the Bank or any Towne Subsidiary which individually or collectively could give rise to the payment of any amount which would constitute an "excess parachute payment", as such term is defined in Section 280G of the Internal Revenue Code and Regulations proposed pursuant to that section.

            (e) Except as described in Schedule 4.28(e) hereto, each Employee Pension Benefit Plan, Employee Welfare Benefit Plan, or Benefit Arrangement and each personal services contract, fringe benefit, consulting contract or similar arrangement with or for the benefit of any officer, director, employee, or other person may be terminated by Towne or the Bank within a period of no more than thirty (30) days following the effective time of the merger, without payment of any amount as a penalty, bonus, premium, severance pay, or other compensation for such termination. No limitation on the right to terminate any such plan has been communicated by Towne, the Bank or any Towne Subsidiary to employees, former employees, or retirees who are or may be participants in or beneficiaries of such plans or arrangements. No Employee Pension Benefit Plan which is qualified under Section 401(a) of the Internal Revenue Code is a qualified defined benefit pension plan.

            (f) Except as disclosed in Schedule 4.28(f) hereto, neither Towne, the Bank nor any Towne Subsidiary has received notice from any governmental agency of any alleged violation of applicable laws or of any prospective audit or other investigation for the purpose of reviewing compliance with applicable laws with respect to any Employee Pension Benefit Plan, Employee Welfare Benefit Plan or Benefit Arrangement.

                  Except as disclosed in Schedule 4.28(f) hereto, no suits, actions, or claims have been filed in any court of law or with any governmental agency regarding the operation of any Employee Pension

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
Benefit Plan, Employee Welfare Benefit Plan, or Benefit Arrangement and no such additional suits, actions, or claims are, to the best knowledge of Towne and the Bank, anticipated to be filed.

            4.29 Material Contracts. (a) Except as set forth on Schedule 4.29 (and with a true and correct copy of the document or other item in question attached to such Schedule), neither Towne, the Bank nor any Towne Subsidiary is a party or subject to any of the following (whether written or oral, express or implied):

                        (i) any agreement, arrangement or commitment (A) not made in the ordinary course of business or (B) pursuant to which Towne, the Bank or any Towne Subsidiary is or may become obligated to invest in or contribute capital to any Towne Subsidiary or any other entity;

                        (ii) any agreement, indenture or other instrument not disclosed in the Bank Financial Statements relating to the borrowing of money by Towne, the Bank or any Towne Subsidiary or the guarantee by Towne, the Bank or any Towne Subsidiary of any such obligation (other than trade payables or instruments related to transactions entered into in the ordinary course of business by any Towne Subsidiary, such as deposits, Fed Funds borrowings and repurchase agreements);

                        (iii) any contract, agreement or understanding with any labor union or collective bargaining organization;

                        (iv) any contract containing covenants which limit the ability of Towne, the Bank or any Towne Subsidiary to compete in any line of business or with any person or containing any restriction of the geographical area in which, or method by which, Towne, the Bank or any Towne Subsidiary may carry on its business (other than as may be required by law or any applicable Regulatory Authority);

                        (v) any contract or agreement which is a "material contract" within the meaning of Item 601(b)(10) of Regulation S-K promulgated by the SEC;

                        (vi) any lease with annual rental payments aggregating $25,000 or more;

                        (vii) consulting agreement (other than data processing, software programming and licensing contracts entered into in the ordinary course of business) involving the payment of more than $25,000 per annum;

                       (viii) any agreement with any executive officer or other key employee of Towne, the Bank or any Towne Subsidiary the benefits of which are contingent, or the terms of which are materially altered or any payments or rights are accelerated, upon the occurrence of a transaction involving Towne, the Bank or any of the Towne Subsidiaries of the nature contemplated by this Merger Agreement;

                       (ix) any agreement with respect of any executive officer of Towne, the Bank or any Towne Subsidiary providing any term of employment or compensation guarantee extending for a period longer than one year and for the payment of in excess of $50,000 per annum;

                       (x) any agreement with any director or executive officer of Towne, the Bank or any Towne Subsidiary providing for indemnification of such person; or

                       (xi) agreement or plan, including any stock option plan, stock appreciation rights plan, restricted stock plan or stock purchase plan, any of the benefits of which will

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
     be increased, or the vesting of the benefits of which will be accelerated, by the occurrence of any of the transactions contemplated by this Merger Agreement or the value of any of the benefits of which will be calculated on the basis of any of the transactions contemplated by this Merger Agreement.

                  (b) Except as disclosed on Schedule 4.29, no officer or director of Towne, the Bank or any "associate" (as such term is defined in Rule 12b-2 under the Securities Exchange Act) of any such officer or director, has any material interest in any material contract or property (real or personal), tangible or intangible, used in or pertaining to the business of Towne, the Bank or any of the Towne Subsidiaries.

            4.30 Material Contract Defaults . Neither Towne, the Bank nor any Towne Subsidiary is in default in any respect under any contract, agreement, commitment, arrangement, lease, insurance policy, or other instrument to which it is a party or by which its respective assets, business, or operations may be bound or affected or under which it or its respective assets, business, or operations receives benefits, and which default is reasonably expected to have either individually or in the aggregate a material adverse effect on the condition (financial or other) of Towne, the Bank or any Towne Subsidiary, and there has not occurred any event that, with the lapse of time or the giving of notice or both, would constitute such a default.

            4.31 Reports . Since January 1, 1994, Towne and the Bank have filed all reports and statements, together with any amendments required to be made with respect thereto, that it was required to file with (i) the FDIC; (ii) the FRB; and (iii) any other applicable federal or state securities or banking authorities. As of their respective dates, each of such reports and documents, including the financial statements, exhibits, and schedules thereto, complied in all material respects with all of the requirements of their respective forms and all of the statutes, rules, and regulations enforced or promulgated by the Regulatory Authority with which they were filed. All such reports were true and complete in all material respects and did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. Towne and the Bank have previously provided to Acquiror true and correct copies of all such reports and any amendments thereto filed by Towne or the Bank after January 1, 1994.

            4.32 Statements True and Correct . None of the information prepared by, or on behalf of, Towne, the Bank or any Towne Subsidiary regarding Towne, the Bank or any Towne Subsidiary included in the Proxy Statement/Prospectus mailed to Towne's shareholders in connection with the Shareholders Meeting, and any other documents filed with the FRB, the FDIC or any other Regulatory Authority in connection with the transaction contemplated herein (if applicable), will be, at the respective times such documents are filed, and, with respect to the Proxy Statement/Prospectus, when first mailed to the shareholders of Towne, false or misleading with respect to any material fact, or will omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, or, in the case of the Proxy Statement/Prospectus or any amendment thereof or supplement thereto, at the time of the Shareholders Meeting, false or misleading with respect to any material fact, or omit to state any material fact necessary to make any statements therein, in light of the circumstances under which they were made, not misleading.

            4.33 Brokers and Finders. Neither Towne, the Bank nor any Towne Subsidiary nor any of their respective officers, directors or employees has employed any broker or finder or incurred any liability for any financial advisory fees, brokerage fees, commissions or finder's fees, and no broker or finder has acted directly or indirectly for Towne, the Bank or any Towne Subsidiary, in connection with this Merger Agreement or the transactions contemplated hereby.

            4.34 Derivatives Contracts; Structured Notes; Etc. Neither Towne, the Bank nor any Towne Subsidiary is a party to or has agreed to enter into an exchange traded or over-the-counter equity, interest rate, foreign exchange or other swap, forward, future, option, cap, floor or collar or any other contract that is not included on the balance sheet and is a derivative contract (including various combinations thereof)

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
(each a "Derivatives Contract") or owns securities that (1) are referred to generically as "structured notes," "high risk mortgage derivatives," "capped floating rate notes" or "capped floating rate mortgage derivatives" or (2) are likely to have changes in value as a result of interest or exchange rate changes that significantly exceed normal changes in value attributable to interest or exchange rate changes, except for those Derivatives Contracts and other instruments legally purchased or entered into in the ordinary course of business, consistent with safe and sound banking practices and regulatory guidance, and listed (as of the date hereof) on Schedule 4.34.

            4.35 Year 2000 Issues. Expenses associated with resolving Year 2000 technology issues are not expected to have a material adverse effect on the financial condition or results of operations of Towne or the Bank, nor are Year 2000 technology issues expected to have a material adverse effect on the operations of Towne or the Bank.

                                    ARTICLE 5

                              COVENANTS OF ACQUIROR

            5.1 Regulatory Approvals. Within a reasonable time after execution of this Merger Agreement, Acquiror shall file any and all applications with the appropriate government Regulatory Authorities in order to obtain the Government Approvals and shall take such other actions as may be reasonably required to consummate the transactions contemplated in this Merger Agreement and the Plan of Merger with reasonable promptness. Acquiror shall pay all fees and expenses arising in connection with such applications for regulatory approval. Acquiror agrees to provide the appropriate Regulatory Authorities with the information required by such authorities in connection with Acquiror's applications for regulatory approval and Acquiror agrees to use its best efforts to obtain such regulatory approvals, and any other approvals and consents as may be required for the Closing, as promptly as practicable; provided, however, that nothing in this Section 5.1 shall be construed to obligate Acquiror to take any action to meet any condition required to obtain prior regulatory approval if any such condition materially differs from conditions customarily imposed by such Regulatory Authorities in orders approving acquisitions of the type contemplated by this Merger Agreement, constitutes a significant impediment upon Acquiror's ability to carry on its business or acquisition programs (as may be determined in the sole discretion of Acquiror) or requires Acquiror to increase the Bank's capital ratios to amounts in excess of the FDIC's minimum capital ratio guidelines which may be in effect from time to time.

            5.2 Preparation of Registration Statement . Acquiror, in cooperation with Towne, shall prepare and file with the SEC a Registration Statement on Form S-4 with respect to the shares of Acquiror Common Stock to be issued in the Merger ("Registration Statement"). Such Registration Statement shall contain a Proxy Statement/Prospectus which shall serve as the proxy statement of Towne for the Shareholders Meeting and as the prospectus of Acquiror for the shares of Acquiror Common Stock to be issued in the Merger. Acquiror shall use its best efforts to cause the Registration Statement to become effective.

            5.3 Registration Statement Effectiveness. Acquiror will advise Towne, promptly after Acquiror receives notice thereof, of the time when the Registration Statement has become effective or any supplement or amendment has been filed, of the issuance of any stop order or the suspension of the qualification of the Acquiror Common Stock for offering or sale in any jurisdiction, of the initiation or threat of any proceeding for any such purpose, or of any request by the SEC for the amendment or supplement of the Registration Statement or for additional information.

            5.4 Employees . Upon consummation of the Merger, all employees of Towne, the Bank and the Towne Subsidiaries shall be deemed to be at-will employees except for those employees who are parties to a written employment agreement. After the Effective Date of the Merger, Acquiror will maintain the

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
existing retirement, welfare benefit and similar plans of Towne and the Bank for the benefit of eligible employees of the Bank; provided, however, that Acquiror may, in its sole discretion, combine such plans with similar plans of Acquiror or its subsidiaries or otherwise substitute such plans for plans providing substantially similar benefits. In the event that Towne's existing plans are combined with similar plans of Acquiror or its subsidiaries, then (i) for the purpose of determining eligibility to participate in Acquiror's plans and the vesting of benefits under Acquiror's plans (but not for the accrual of benefits under such plans), Acquiror shall give effect to years of service with the Bank, as if such service were with Acquiror or its subsidiaries and (ii) there shall be no exclusion from coverage under Acquiror's health insurance plan as a result of pre-existing conditions to the extent such conditions were covered under any health insurance plan maintained by Towne or the Bank prior to the Effective Date of the Merger.

            5.5 Reasonable Efforts to Close . Subject to the terms and conditions of this Merger Agreement, Acquiror agrees to use all its best efforts and to take, or to cause to be taken, all actions, and to do, or to cause to be done, all things necessary, proper, or advisable under applicable laws and regulations to consummate and make effective, with reasonable promptness after the date of this Merger Agreement, the transactions contemplated by this Merger Agreement, including, without limitation, using reasonable efforts to lift or rescind any injunction or restraining or other order adversely affecting the ability of the Parties to consummate the transaction contemplated by this Merger Agreement; provided, however, that such efforts do not impose unreasonable expense or obligations on Acquiror. Acquiror shall use, and shall cause each of its Subsidiaries to use, its best efforts to obtain consents of all third parties and Regulatory Authorities necessary or desirable for the consummation of each of the transactions contemplated by this Merger Agreement.

            5.6 Addition to Board of Directors. As promptly as practicable following the Effective Time, Acquiror shall take such action as may be necessary to cause the size of Acquiror's Board of Directors to be increased by one person and to cause the appointment of Rick Meikle to the Board of Directors of Acquiror.

            5.7   Indemnification and Insurance.

                  (a) Acquiror agrees that all rights to indemnification or exculpation now existing in favor of the directors and officers of Towne and the Bank as provided in their respective articles, bylaws, indemnification agreements or other written agreements in effect as of the date hereof with respect to matters occurring prior to the Closing Date shall survive the Merger and shall continue in full force and effect. If Acquiror or any of its successors or assigns (i) shall consolidate with or merge into any other corporation or entity and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) shall transfer all or substantially all of its properties and assets to any individual, corporation or other entity, then, in each such case, Acquiror shall use its best efforts to cause the successor and assigns of Acquiror to assume the obligations set forth in this Section 5.7.

                  (b) Acquiror shall use its best efforts to cause the persons serving as officers and directors of Towne and the Bank immediately prior to the Closing Date to be covered for a period of two years after the Closing Date by the current policies of directors and officers liability insurance maintained by Towne with respect to acts or omissions occurring prior to the Closing Date which were committed to such officers and directors in their capacity as such (provided that Acquiror may substitute therefor policies of at least the same coverage and amounts containing the terms and conditions which are no less advantageous to such officers and directors); provided, however, that Acquiror shall not be obligated to make annual premium payments for such insurance to the extent such premiums exceed 150% of the premiums paid as of the date hereof by Towne for such insurance. The provision of this Section 5.7 are intended to be for the benefit of, and shall be enforceable by, each of the present and former officers and directors of Towne and the Bank and each such person's respective heirs and representatives.

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
            5.8 Access. Upon notice of at least 48 hours, Acquiror shall afford Towne and its representatives access, during normal business hours throughout the period up to the Effective Date, to all of the properties, books and records, provided that no investigation pursuant to this Section 5.8 shall affect or be deemed to modify or waive any representation or warranty made by Acquiror in this Merger Agreement or the conditions to the obligations of Acquiror to consummate the transactions contemplated by this Merger Agreement.

                                    ARTICLE 6

                         COVENANTS OF TOWNE AND THE BANK

            6.1 Shareholders Meeting . Towne shall call a special meeting of the holders of Towne Common Stock to be held as soon as practicable for purposes of voting upon the transactions contemplated hereby and Towne shall use its best efforts to solicit and obtain the votes of the holders of Towne Common Stock in favor of the transactions contemplated hereby and, subject to the exercise of its fiduciary duties, the Board of Directors of Towne shall recommend approval of such transactions by such holders. In connection with the Shareholders Meeting, the Acquiror and Towne shall cooperate in the preparation of the Proxy Statement/Prospectus and, with the approval of each of the Acquiror and Towne, which approvals will not be unreasonably withheld, the Proxy Statement/Prospectus will be mailed to the shareholders of Towne.

            6.2 Conduct of Business -- Affirmative Covenants . Unless the prior written consent of Acquiror shall have been obtained, and, except as otherwise contemplated herein:

                  (a) Towne and the Bank shall, and shall cause each Towne Subsidiary to:

                        (i)   Operate   its   business   only  in  the  usual,
      regular, and ordinary course;

                        (ii) Preserve intact its business organizations and assets and to maintain its rights and franchises;

                        (iii) Take no action, unless otherwise required by law, rules or regulation, that would (A) materially adversely affect the ability of any of them or Acquiror to obtain any necessary approvals of Regulatory Authorities required to consummate the transactions contemplated by this Merger Agreement, or (B) adversely affect the ability of such Party to perform its covenants and agreements under this Merger Agreement;

                        (iv) Except as they may terminate in accordance with their terms, keep in full force and effect, and not default in any of their obligations under, all material contracts;

                        (v) Keep in full force and effect insurance coverage with responsible insurance carriers which is reasonably adequate in coverage and amount for companies the size of the Towne, Bank or such Towne Subsidiary and for the businesses and properties owned by each and in which each is engaged, to the extent that such insurance is reasonably available;

                        (vi) Use its best efforts to retain the Bank's present customer base and to facilitate the retention of such customers after the Effective Time;

                        (vii) Maintain, renew, keep in full force and effect, and preserve its business organization and material rights andfranchises, permits and licenses, and to use its best efforts to maintain positive relations with its present employees so that such employees will continue to perform effectively and will be available to Towne and the Bank or Acquiror and Acquiror's Subsidiaries at and after the Effective Time, and to use its best efforts to maintain its existing, or substantially equivalent, credit arrangements with banks and other financial institutions and to assure the continuance of the Bank's customer relationships; and

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
                  (b) Towne and the Bank agree to use their best efforts to assist Acquiror in obtaining the Government Approvals necessary to complete the transactions contemplated hereby, and Towne and the Bank shall provide to Acquiror or to the appropriate governmental authorities all information reasonably required to be submitted in connection with obtaining such approvals;
                  (c) Towne and the Bank, at their own cost and expense, shall use their best efforts to secure all consents and releases, if any, of third parties necessary or desirable for the consummation of the transactions contemplated by this Merger Agreement and shall comply with all applicable laws,regulations and rulings in connection with this Merger Agreement and the consummation of the transactions contemplated hereby;

                  (d) At all times to and including, and as of, the Closing, Towne and the Bank shall inform Acquiror in writing of any and all facts necessary to amend or supplement the representations and warranties made herein and the Schedules attached hereto as necessary so that the representations and warranties and information provided in the schedules remain true and correct in all respects; provided, however, that any such updates to Schedules shall be required prior to the Closing only with respect to matters which represent material changes to the Schedules and the information contained therein; and provided further, that before such amendment, supplement or update may be deemed to be a part of this Merger Agreement, Acquiror shall have agreed in writing to each amendment, supplement or update to the Schedules made subsequent to the date of this Merger Agreement as an amendment to this Merger Agreement;
                  (e) At all times to and including, and as of, the Closing, Towne and the Bank shall give such further assistance to Acquiror and shall execute, acknowledge and deliver all such documents and instruments as Acquiror may reasonably request and take such further action as may be reasonably necessary or appropriate effectively to consummate the transactions contemplated by this Merger Agreement;

                  (f) Towne and the Bank have taken or will take all steps necessary to exempt the transactions contemplated by this Merger Agreement from any applicable state takeover or similar law or takeover or similar provision in the charter documents or bylaws of Towne and the Bank, including without limitation any provisions of the Articles of Incorporation of Towne restricting the ownership or acquisition of Towne's capital stock or imposing any "fair price" or supermajority director or stockholder vote requirements;

                  (g) Subject to the terms and conditions of this Merger Agreement, Towne and the Bank agree to use all reasonable efforts and to take, or to cause to be taken, all actions, and to do, or to cause to be done, all things necessary, proper, or advisable under applicable laws and regulations to consummate and make effective, with reasonable promptness after the date of this Merger Agreement, the transactions contemplated by this Merger Agreement, including, without limitation, using reasonable efforts to lift or rescind any injunction or restraining or other order adversely affecting the ability of the Parties to consummate the transaction contemplated by this Merger Agreement; provided, however, that such efforts do not impose unreasonable expense or obligations on Towne and the Bank.

                  (h) At the request of Acquiror, Towne and the Bank shall hire an outside consultant reasonably acceptable to Acquiror to undertake to determine as soon as reasonably practicable but in any event prior to Closing whether or not there are any underground storage tanks, asbestos, ureaformaldehyde, polychlorinated biphenyls, solid wastes or hazard substances, as defined in the Model Toxics Control Act, CERCLA or any other applicable Environmental Laws, present at or on any of the "other real estate owned" of Towne, the Bank or any Towne Subsidiary (excluding any one- to four-family residential property with appraised value less than $150,000) or at or on any of the branch or office facilities owned by Towne, the Bank or any Towne Subsidiary. Such investigation shall be conducted in a manner reasonably satisfactory to Acquiror, and the results of such investigation shall be set forth in a written report delivered to Acquiror prior to Closing. The scope and detail of such report shall be reasonably satisfactory to Acquiror. It is understood that the investigation shall be a "Phase I." In the event the transaction contempleted by this Merger Agreement is not consummated and the failure to consummate is not due to an adverse environmental assessment or other actions on the part of Towne, Acquiror will reimburse Towne for the cost of any environmental assessment requested by Acquiror pursuant to this section.
                                     39
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
            6.3 Conduct of Business -- Negative Covenants . From the date of this Merger Agreement until the earlier of the Effective Time or the termination of this Merger Agreement, Towne and the Bank covenant and agree they will neither do, nor agree or commit to do, nor permit any Towne Subsidiary to do or commit or agree to do, any of the following without the prior written consent of the chief executive officer, president, or chief financial officer of Acquiror:

                  (a) Except as expressly contemplated by this Merger Agreement or the Plan of Merger, amend its Articles of Incorporation or Bylaws; or

                  (b) Impose, or suffer the imposition, on any share of capital stock held by it or by any of its Subsidiaries of any lien, charge, or encumbrance, or permit any such lien, charge, or encumbrance to exist; or

                  (c) (i) Repurchase, redeem, or otherwise acquire or exchange, directly or indirectly, any shares of its capital stock or other equity securities or any securities or instruments convertible into any shares of its capital stock, or any rights or options to acquire any shares of its capital stock or other equity securities except as expressly permitted by this Merger Agreement or the Plan of Merger; or (ii) split or otherwise subdivide its capital stock; or (iii) recapitalize in any way; or (iv) declare a stock dividend on the Towne Common Stock; or (v) pay or declare a cash dividend or make or declare any other type of distribution on the Towne Common Stock; or

                  (d) Except as expressly permitted by this Merger Agreement, acquire direct or indirect control over any corporation, association, firm, organization or other entity, other than in connection with (i) mergers, acquisitions, or other transactions approved in writing by Acquiror, (ii) internal reorganizations or consolidations involving existing Subsidiaries,
(iii) foreclosures in the ordinary course of business and not knowingly exposing it to liability by reason of Hazardous Substances, (iv) acquisitions of control in its fiduciary capacity, or (v) the creation of new subsidiaries organized to conduct or continue activities otherwise permitted by this Merger Agreement; or

                  (e) Except as expressly permitted by this Merger Agreement or the Plan of Merger, to (i) issue, sell, agree to sell, or otherwise dispose of or otherwise permit to become outstanding any additional shares of Towne Common Stock (other than the issuance of shares upon the exercise of outstanding stock options and pursuant to the Towne Bank Employee Stock Purchase Plan) or any other capital stock of Towne, the Bank or of any Towne Subsidiary, or any stock appreciation rights, or any option, warrant, conversion, call, scrip, or other right to acquire any such stock, or any security convertible into any such stock, unless any such shares of such stock are directly sold or otherwise directly transferred to Towne, the Bank or any Towne Subsidiary, or (ii) sell, agree to sell, or otherwise dispose of any substantial part of the assets or earning power of Towne, the Bank or of any Towne Subsidiary; or (iii) sell, agree to sell, or otherwise dispose of any asset of Towne, the Bank or any Towne Subsidiary other than in the ordinary course of business for reasonable and adequate consideration; or (iv) buy, agree to buy or otherwise acquire a substantial part of the assets or earning power of any other Person or entity; or



                                     40

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
                  (f) Incur, or permit any Towne Subsidiary to incur, any additional debt obligation or other obligation for borrowed money except in the ordinary course of the business of Towne, the Bank or such Towne Subsidiary consistent with past practices; or

                  (g) Except as described in Schedule 4.9, grant any increase in compensation or benefits to any of its employees or officers; pay any bonus; enter into any severance agreements with any of its officers or employees; grant any increase in fees or other increases in compensation or other benefits to any director of Towne, the Bank or of any Towne Subsidiary; or effect any change in retirement benefits for any class of its employees or officers, unless such change is required by applicable law; or

                  (h) Amend any existing employment contract between it and any person (unless such amendment is required by law); enter into or amend any indemnification agreement with any person; or enter into any new employment contract with any person that Towne or the Bank (or its successors) does not have the unconditional right to terminate without liability (other than liability for services already rendered), at any time on or after the Effective Time; or

                  (i) Adopt any new employee benefit plan or terminate or make any material change in or to any existing employee benefit plan other than any change that is required by law or that, in the opinion of counsel, is necessary or advisable to maintain the tax-qualified status of any such plan (except for a termination resulting from Acquiror's decision not to continue any such plan); or

                  (j) Enter into any new service contracts, purchase or sale agreements or lease agreements that are material to Towne, the Bank or any Towne Subsidiary; or

                  (k) Make any capital expenditure except for ordinary purchases, repairs, renewals or replacements in an amount less than $15,000 per individual expenditure and $35,000 in the aggregate; or

                  (l) Other than in the ordinary course of business consistent with past practice, sell, transfer, mortgage, encumber or otherwise dispose of any of its properties, leases or assets to any person, or cancel, release or assign any indebtedness of any person, except pursuant to contracts or agreements in force at the date of this Merger Agreement; or

                  (m) Other than as contemplated by this Merger Agreement, enter into, renew or terminate any material contract or agreement or make any change in any of its material leases or contracts; or

                  (n) Settle any claim, action or proceeding involving any liability of Towne, the Bank or any Towne Subsidiaries for money damages in excess of $25,000 or agree in connection with any such settlement to material restrictions upon the operations of Towne, the Bank or any Towne Subsidiaries; or

                  (o) Change its method of accounting in effect at December 31, 1996, except as required by changes in GAAP as concurred in by Towne's independent auditors or as required by regulatory accounting principles or regulatory requirements; or

                  (p) Enter into any new activities or lines of business, or cease to conduct any material activities or lines of business that it conducts on the date hereof, or conduct any material business activity not consistent with past practice; or

                  (q) Except in the ordinary course of business, make, renegotiate, renew, increase, extend or purchase any loan, lease (credit equivalent), advance, credit enhancement or other extension of credit, or make any commitment in respect of any of the foregoing; or



                                     41

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
                  (r) Enter into, renew or purchase any Derivatives Contracts;
or

                  (s) Purchase any investment securities other than in the ordinary course of business consistent with past practices; or

                  (t) Enter into any transactions other than in the ordinary course of business; or

                  (u) Grant or commit to grant any new extension of credit to any officer, director or holder of 2% or more of the outstanding the Towne Common Stock, or to any corporation, partnership, trust or other entity controlled by any such person, if such extension of credit, together with all other credits then outstanding to the same borrower and all affiliated persons of such borrower, would exceed two percent (2%) of the capital of the Bank or amend the terms of any such credit outstanding on the date hereof; or

                 (v) Agree in writing or otherwise to take any of the foregoing actions or engage in any activity, enter into any transaction or take or omit to take any other act which would make any of the representations and warranties in Article 4 of this Merger Agreement untrue or incorrect in any material respect if made anew after engaging in such activity, entering into such transaction, or taking or omitting such other act.

            6.4 Conduct of Business -- Certain Actions.

                  (a) Towne and the Bank shall not, and shall use their best efforts to ensure that their directors, officers, employees, and advisors do not, directly or indirectly, institute, solicit, or knowingly encourage (including by way of furnishing any information not legally required to be furnished) any inquiry, discussion, or proposal, or participate in any discussions or negotiations with, or, except for actions reasonably considered by the Boards of Directors of Towne and the Bank based upon the written advice of outside legal counsel to be required in order to fulfill its fiduciary obligations, provide any confidential or non-public information to or negotiate with, any corporation, partnership, person or other entity or group (other than to Acquiror or any Acquiror Subsidiary) concerning any "Acquisition Proposal" (as defined below). Towne and the Bank shall notify Acquiror immediately if any Acquisition Proposal has been or should hereafter be received by Towne or the Bank, such notice to contain, at a minimum, the identity of such persons, and, subject to disclosure being consistent with the fiduciary obligations of Towne's and the Bank's Boards of Directors, a copy of any written inquiry, the terms of any proposal or inquiry, any information requested or discussions sought to be initiated, and the status of any reports, negotiations or expressions of interest. For purposes of this Section, "Acquisition Proposal" means any tender offer, agreement, understanding or other proposal of any nature pursuant to which any corporation, partnership, person or other entity or group, other than Acquiror or any Acquiror Subsidiary, would directly or indirectly (i) acquire or participate in a merger, share exchange, consolidation or any other business combination involving Towne or the Bank;
(ii) acquire the right to vote ten percent (10%) or more of the outstanding Towne Common Stock; (iii) acquire a significant portion of the assets or earning power of the Bank; or (iv) acquire in excess of ten percent (10%) of the outstanding Towne Common Stock.

                  (b) Towne and the Bank shall immediately terminate all negotiations or discussions concerning any Acquisition Proposal with parties other than Acquiror and enforce the terms of all confidentiality agreements with such other parties.

           6.5 Accruals and Reserves. At the request of Acquiror, Towne and the Bank shall establish such additional accruals and reserves as may be necessary to conform Towne's and the Bank's accounting and credit loss reserve practices and methods to those of Acquiror; provided, however, that Towne and the Bank shall not be required to take such action until all of the conditions to the Closing shall have been satisfied or waived and all Government Approvals shall have been received.



                                      42

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            6.6 Access; Information. Upon reasonable notice, Towne and the Bank shall afford Acquiror and its officers, employees, counsel, accountants and other authorized representatives, access, during normal business hours throughout the period up to the Effective Date, to all of the properties, books, contracts, commitments and records of Towne, the Bank and the Towne Subsidiaries and, during such period, Towne and the Bank shall furnish promptly to Acquiror (i) a copy of each material report, schedule and other document filed by Towne, the Bank and the Towne Subsidiaries with any Regulatory Authority and (ii) all other information concerning the business, properties and personnel of Towne, the Bank and the Towne Subsidiaries as Acquiror may reasonably request, provided that no investigation pursuant to this Section 6.6 shall affect or be deemed to modify or waive any representation or warranty made by Towne and the Bank in this Merger Agreement or the conditions to the obligations of Towne and the Bank to consummate the transactions contemplated by this Merger Agreement.

            6.7 Affiliate Agreements. Towne will cause each person who is an affiliate of Towne for purposes of Rule 145 under the 1933 Act to execute and deliver to the Company on or before the mailing of the Proxy Statement/Prospectus for the Shareholders Meeting an agreement in the form attached hereto as Exhibit B restricting the disposition of the shares of Acquiror Common Stock to be received by such person in exchange for such person's shares of Towne Common Stock. Schedule 6.7 hereto lists the affiliates of Towne as of the date hereof.

            6.8 Addition to Board of Directors. As soon as practicable following the Effective Time, the Bank shall take such action as may be necessary to cause the size of the Board of Directors of the Bank to be increased by one or more persons and to cause the appointment of Gary Sirmon to the Board of Directors of the Bank.

            6.9 Employee Stock Purchase Plan. The Bank shall suspend the operation of the Towne Bank Employee Stock Purchase Plan as of January 1, 1998 so that no additional shares may be purchased pursuant to such plan after such date.

                                    ARTICLE 7

                              CONDITIONS TO CLOSING

            7.1 Conditions to the Obligations of Towne and the Bank . Unless waived in writing by Towne and the Bank, the obligations of Towne and the Bank to consummate the transaction contemplated by this Merger Agreement are subject to the satisfaction at or prior to the Closing Date of the following conditions:

                  (a) Performance . Each of the material acts and undertakings of Acquiror to be performed at or prior to the Closing Date pursuant to this Merger Agreement shall have been duly performed;

                  (b) Representations and Warranties . The representations and warranties of Acquiror contained in Article 3 of this Merger Agreement shall be true and correct, in all material respects, on and as of the Effective Time with the same effect as though made on and as of the Effective Time;

                  (c) Documents . In addition to the other deliveries of Acquiror described elsewhere in this Merger Agreement, Towne and the Bank shall have received the following documents and instruments:

                        (i) a certificate signed by the Secretary or an assistant secretary of Acquiror dated as of the Closing Date certifying that:





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
                             (A) Acquiror's Board of Directors has duly adopted
            resolutions (copies of which shall be attached to such certificate) approving the substantive terms of this Merger Agreement (including the Plan of Merger) and authorizing the consummation of the transactions contemplated by this Merger Agreement and certifying that such resolutions have not been amended or modified and remain in full force and effect;

                             (B) each person executing this Merger Agreement on
            behalf of Acquiror is an officer of Acquiror holding the office or offices specified therein, with full power and authority to execute this Merger Agreement and any and all other documents in connection with the Merger, and that the signature of each person set forth on such certificate is his or her genuine signature; and

                              (C) the charter documents of Acquiror attached to
            such certificate remain in full force and effect.

                        (ii) a certificate signed by a duly authorized officer of Acquiror stating that the conditions set forth in Section 7.1(a),
      Section 7.1(b) and Section 7.1(e) of this Merger Agreement have been fulfilled;

                  (d) Opinion of Acquiror's Counsel . Towne and the Bank shall have been furnished with an opinion of counsel to Acquiror, dated as of the Closing Date, addressed to and in form and substance satisfactory to Towne and the Bank, to the effect that:

                        (i) Acquiror is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and is qualified to do business as a foreign corporation in the State of Washington.

                        (ii) The execution and delivery of the Merger Agreement by Acquiror,and the consummation by Acquiror of the transactions provided for therein, have been duly authorized by all requisite corporate action on the part of Acquiror.

                        (iii) The Merger Agreement has been duly executed and delivered by Acquiror and is a valid and binding obligation of Acquiror enforceable in accordance with its terms, except as the enforceability thereof may be limited by (1) bankruptcy, insolvency, moratorium, reorganization, receivership, conservatorship or similar laws relating to or affecting the enforcement of creditors' rights generally and (2) general principles of equity, whether applied by a court of law or equity.

                        (iv) Except for the filing of articles of merger with the Secretary of State for the State of Washington and a certificate of merger with the Secretary of State for the State of Delaware, no consent or approval under any statutory law or regulation applicable to Acquiror, other than such consents and approvals as have been obtained, is required for Acquiror to consummate the transactions provided for in the Merger Agreement.

                        (v) The Registration Statement has become effective under the 1933 Act, and, to the best of our knowledge, no stop order suspending the effectiveness of the Registration Statement has been issued and no proceedings for that purpose have been instituted or are pending or contemplated by the SEC or any state securities or other regulatory authority.

                       (vi) The shares of Acquiror Common Stock to be issued in exchange for shares of Towne Common Stock in connection with the consummation of the transactions contemplated in the Merger Agreement have been duly authorized and, when issued in accordance with the terms of the Agreement will be validly issued, fully paid and non-assessable, and conform as to legal matters in all material respects to the description of such shares contained in the Registration Statement.

                        (vii) The execution, delivery and performance of the Merger Agreement by Acquiror did not, and the consummation of the transactions contemplated thereby by Acquiror does not and will not (i) violate any statutory law or regulation applicable to Acquiror or any judgment, decree or order that specifically names Acquiror, which violation is reasonably likely, individually or in the aggregate, to have a material adverse effect on the financial condition and results of operations of Acquiror and its subsidiaries, taken as a whole; (ii) violate the Certificate of Incorporation or Bylaws of Acquiror; or (iii) require any consent or approval under any such law or regulation or under any such judgment, decree or order other than such consents and approvals as have been obtained.

                       (viii) To the best of such counsel's knowledge, there is no litigation or proceeding against Acquiror or any Acquiror Subsidiary pending before any court or governmental agency which, individually or in the aggregate, is reasonably likely to have a material adverse effect on the financial condition or results of operations of Acquiror and its subsidiaries, taken as a whole.

Such opinion may (i) expressly rely as to matters of fact upon certificates furnished by appropriate officers of Acquiror or appropriate government officials; (ii) in the case of matters of law governed by the laws of the states in which they are not licensed, reasonably rely upon the opinions of legal counsel duly licensed in such states and may be limited, in any event, to Federal Law and the laws of the States of Washington and Delaware; and (iii) incorporate, be guided by, and be interpreted in accordance with, the Legal Opinion Accord of the ABA Section of Business Law (1991); and

                  (e) No Material Adverse Change . No material adverse change in the financial condition or results of operations of Acquiror and its subsidiaries, taken as a whole, shall have occurred since the date of this Merger Agreement. In the event of such a material adverse change with respect to Acquiror, Towne may elect either (i) to close the contemplated transactions in accordance with the terms of this Merger Agreement or (ii) to terminate this Merger Agreement without penalty.

            7.2 Conditions to the Obligations of Acquiror . Unless waived in writing by Acquiror, the obligation of Acquiror to consummate the transactions contemplated by this Merger Agreement is subject to the satisfaction at or prior to the Closing Date of the following conditions:

                  (a) Performance . Each of the material acts and undertakings of Towne and the Bank to be performed at or before the Closing Date pursuant to this Merger Agreement shall have been duly performed;

                  (b) Representations and Warranties . The representations and warranties of Towne and the Bank contained in Article 4 of this Merger Agreement shall be true and correct, in all material respects, on and as of the Closing Date with the same effect as though made on and as of the Closing Date;

                  (c) Documents . In addition to the documents described elsewhere in this Merger Agreement, Acquiror shall have received the following documents and instruments:

                        (i) a certificate signed by the Secretary or an assistant secretary of Towne and the Bank dated as of the Closing Date certifying that:

                             (A) Towne's and the Bank's Boards of Directors and
            shareholders have duly adopted resolutions (copies of which shall be attached to such certificate) approving the substantive terms of this Merger Agreement(including the Plan of Merger) and authorizing the consummation of the transactions contemplated by this Merger Agreement and certifying that such resolutions have not been amended or modified and remain in full force and effect;

                             (B) each person executing this Merger Agreement on
            behalf of Towne and the Bank, is an officer of Towne or the Bank, as the case may be, holding the office or offices specified therein, with full power and authority to execute this Merger Agreement and any and all other documents in connection with the Merger, and that the signature of each person set forth on such certificate is his or her genuine signature; and

                              (C) the charter documents of Towne and the Bank
            attached to such certificate remain in full force and effect; and

                        (ii) a certificate signed by the President, Chief Executive Officer or an Executive Vice President of Towne and the Bank stating that the conditions set forth in Section 7.2(a), Section 7.2(b) and Section 7.2(f) this Merger Agreement have been satisfied.

                  (d) Destruction of Property . Between the date of this Merger Agreement and the Closing Date, there shall have been no damage to or destruction of real property, improvements or personal property of Towne and the Bank which materially reduces the market value of such property, and no zoning or other order, limitation or restriction imposed against the same that might have a material adverse impact upon the operations, business or prospects of Towne, the Bank and the Towne Subsidiaries taken as a whole; provided, however, that the availability of insurance coverage shall be taken into account in determining whether there has been such a material adverse impact or material reduction in market value. In the event of such damage, destruction, order, limitation or restriction, Acquiror may elect either (i) to close the contemplated transactions in accordance with the terms of this Merger Agreement or (ii) to terminate this Merger Agreement without penalty;

                  (e) Inspections Permitted . Between the date of this Merger Agreement and the Closing Date, Towne and the Bank shall have afforded Acquiror and its authorized agents and representatives reasonable access during normal business hours to the properties, operations, books, records, contracts, documents, loan files and other information of or relating to Towne and the Bank. Towne and the Bank shall have caused all Towne and Bank personnel to provide reasonable assistance to Acquiror in its investigation of matters relating to Towne and the Bank;

                  (f) No Material Adverse Change . No material adverse change in the business, property, assets (including loan portfolios), liabilities (whether absolute, contingent or otherwise), prospects, operations, liquidity, income, or condition (financial or otherwise) of Towne and the Bank shall have occurred since the date of this Merger Agreement. In the event of such a material adverse change with respect to Towne and the Bank, Acquiror may elect either (i) to close the contemplated transactions in accordance with the terms of this Merger Agreement or (ii) to terminate this Merger Agreement without penalty;

                  (g) Opinion of Towne's and the Bank's Counsel . Acquiror shall have been furnished with an opinion of legal counsel to Towne and the Bank, dated the Closing Date, addressed to and in form and substance satisfactory to Acquiror, to the effect that:

                        (i) Towne is a corporation duly organized, validly existing and in good standing under the laws of the State of Washington.

                       (ii) The Bank is a bank duly organized, validly existing and in good standing under the laws of the State of Washington.

                        (iii) Each of the Towne Subsidiaries is a corporation duly organized, validly existing, and in good standing under the laws of its jurisdiction of incorporation or organization.

                        (iv) The Bank is an "insured depository institution" as defined in the Federal Deposit Insurance Act and applicable regulations thereunder.

                        (v) The execution and delivery of the Merger Agreement by Towne and the Bank, and the consummation by Towne and the Bank of the transactions provided for therein, have been duly authorized by all requisite corporate action on the part of Towne and the Bank.

                        (vi) The Merger Agreement has been duly executed and delivered by Towne and the Bank and is a valid and binding obligation of
     Towne and the Bank enforceable in accordance with its terms, except as the enforceability thereof may be limited by (1) bankruptcy, insolvency, moratorium, reorganization, receivership, conservatorship or similar laws relating to or affecting the enforcement of creditors' rights generally or the rights of creditors of depository institutions whose accounts are insured by the FDIC and (2) general principles of equity, whether applied by a court of law or equity.

                        (vii) The execution, delivery and performance of the Merger Agreement by Towne and the Bank did not, and the consummation of the transactions contemplated thereby by Towne and the Bank does not and will not (i) violate any statutory law or regulation applicable to Towne, the Bank or any of the Towne Subsidiaries or any judgment, decree or order that specifically names Towne or the Bank, which violation is reasonably likely, individually or in the aggregate, to have a material adverse effect on the financial condition and results of operations of Towne, the Bank and the Towne Subsidiaries, taken as a whole; (ii) constitute a breach of or default under any agreement or other arrangement that is listed on Schedule 4.27 to the Merger Agreement, which breach or default is reasonably likely, individually or in the aggregate, to have a material adverse effect on the financial condition or results of operations of Towne, the Bank and the Towne Subsidiaries, taken as a whole; (iii) violate the Articles of Incorporation, Charter or Bylaws of Towne, the Bank or any of the Towne Subsidiaries; or (iv) require any consent or approval under any such law or regulation or under any such judgment, decree or order, or the consent or approval of any other party to any such agreement or other arrangement, other than such consents and approvals as have been obtained.

                        (viii) To the best of such counsel's knowledge: (i) there is no litigation or proceeding against Towne, the Bank or any Towne Subsidiary pending before any court or governmental agency which, individually or in the aggregate, is reasonably likely to have a material adverse effect on the financial condition or results of operations of Towne, the Bank and the Towne Subsidiaries, taken as a whole, or which alleges claims under any fair lending law or other law relating to discrimination, including, without limitation, the Equal Credit Opportunity Act, the Fair Housing Act, the Towne Reinvestment Act and the Home Mortgage Disclosure Act, and no such litigation or proceeding has been threatened; (ii) neither Towne, the Bank nor any Towne Subsidiary or any of its or their properties, officers, directors, or controlling persons is a party to or is subject to any order, decree, agreement, memorandum of understanding or similar arrangement with, or a commitment letter or similar submission to, any Regulatory Authority; and (iii) neither Towne, the Bank nor any Towne Subsidiary has been advised by any such Regulatory Authority that such authority is contemplating issuing or requesting (or is considering the appropriateness of issuing or requesting) any such order, decree, agreement, memorandum of understanding, commitment letter or similar submission.

                        (ix) The Merger has been duly approved by the Towne Shareholders.

Such opinion may (i) expressly rely as to matters of fact upon certificates furnished by appropriate officers of Towne and the Bank or appropriate government officials; (ii) in the case of matters of law governed by the laws of the states in which they are not licensed, reasonably rely upon the opinions of legal counsel duly licensed in such states and may be limited, in any event, to Federal Law and the law of the State of Washington and (iii) incorporate, be guided by, and be interpreted in accordance with, the Legal Opinion Accord of the ABA Section of Business Law (1991);

                  (h) Other Business Combinations, Etc . Other than as contemplated hereunder, subsequent to the date of this Merger Agreement, neither Towne nor the Bank shall have entered into any agreement, letter of intent, understanding or other arrangement pursuant to which Towne or the Bank would merge; consolidate with; effect a business combination with; sell any substantial part of Towne's or the Bank's assets; acquire a significant part of the shares or assets of any other Person or entity (financial or otherwise); adopt any "poison pill" or other type of anti-takeover arrangement, any shareholder rights provision, any "golden parachute" or similar program which would have the effect of materially decreasing the value of Towne and the Bank or the benefits of acquiring the Towne Common Stock;

                  (i) Maintenance of Certain Covenants, Etc . At the time of Closing (i) neither Towne nor the Bank shall have issued or repurchased from the date hereof any additional equity or debt securities, or any rights to purchase or repurchase such securities (therefore, there shall be not more than 314,025 shares of Towne Common Stock validly issued and outstanding at the Effective Time); and (ii) from December 31, 1996, there shall have been no extraordinary sale of assets.

                  (j) Dissenting Shares. Towne Shareholders holding or controlling no more than five percent (5%) of the shares of the Towne Common Stock issued and outstanding immediately prior to the Effective Time shall have perfected and maintained in perfected status their dissenters' rights in accordance with the WBCA;

                  (k) Accruals and Reserves . Towne and the Bank shall have established the accruals and reserves described in Section 6.5; and

                  (l) Employment Agreements. The Employment Agreements between Acquiror, the Bank and S. Rick Meikle and other senior executive officers of the Bank designated by Acquiror substantially in the form attached as Exhibit C shall have been duly executed and delivered by all parties to such agreements;

                  (m) Receipt of Affiliate Agreements. Acquiror shall have received from each affiliate of Towne the agreements referred to in Section 6.7; and

                  (n) Employee Stock Purchase Plan. The Bank shall have terminated the Towne Bank Employee Stock Purchase Plan as of the Effective Time of the Merger.

            7.3 Conditions to Obligations of All Parties . The obligation of each party to effect the transactions contemplated hereby shall be subject to the fulfillment, at or prior to the Closing, of the following conditions:

                  (a) No Pending or Threatened Claims . That no claim, action, suit, investigation or other proceeding shall be pending or threatened before any court or governmental agency which presents a substantial risk of the restraint or prohibition of the transactions contemplated by this Merger Agreement or the obtaining of material damages or other relief in connection therewith; and

                  (b) Government Approvals and Acquiescence Obtained . The Parties hereto shall have received all applicable Government Approvals for the consummation of the transactions contemplated herein and all waiting periods incidental to such approvals or notices given shall have expired.

                  (c) Effective Registration Statement. The Registration Statement shall have become effective and no stop order or other order suspending the Registration Statement shall have been issued and no proceedings for that purpose shall have been initiated or threatened by the SEC or any other Regulatory Authority.

                  (d) Tax Opinion. Acquiror and Towne shall have received an opinion from Breyer & Aguggia to the effect that (i) the Merger constitutes a reorganization under Section 368 of the Code, and (ii) no gain or loss will be recognized by Towne Shareholders to the extent they receive shares of the Acquiror Common Stock in exchange for their shares of Towne Common Stock, and, in rendering their opinion, Breyer & Aguggia may require and rely upon representations contained in certificates of officers of the Company, Towne and others.

                  (e) Shareholder Vote. The Towne Shareholders shall have approved of the transactions contemplated hereby by the requisite vote.

                                    ARTICLE 8

                                   TERMINATION

            8.1 Termination . This Merger Agreement and the Plan of Merger may be terminated at any time prior to the Closing, as follows:

                  (a)(a)      By mutual consent in writing of the Parties;

                  (b) By Acquiror, should Towne, the Bank or any Towne Subsidiary fail to conduct its business pursuant to the covenants made in
Article 6 if such failure cannot be or has not been cured with fifteen (15) days after the giving of written notice to Towne by Acquiror of such failure;

                  (c) By Acquiror or Towne in the event the Closing shall not have occurred by September 30, 1998, unless the failure of the Closing to occur shall be due to the failure of the Party seeking to terminate this Merger Agreement to perform its obligations hereunder in a timely manner. If Acquiror shall have filed any and all applications to obtain the requisite Government Approvals within sixty (60) days of the date hereof, and if the Closing shall not have occurred solely because of a delay caused by a government regulatory agency or authority in its review of the application before it, then Towne and the Bank shall, upon Acquiror's written request, extend the Closing Date until such time as all Government Approvals have been obtained and any stipulated waiting periods have expired.

                  (d) By either Acquiror or Towne, upon written notice to the other Party, upon denial of any Governmental Approval necessary for the consummation of the Merger (or should such approval be conditioned upon a substantial deviation from the transactions contemplated); provided, however, that either Acquiror or Towne may, upon written notice to the other, extend the term of this Merger Agreement for only one sixty (60) day period to prosecute diligently and overturn such denial, provided that such denial has been appealed within ten (10) business days of the receipt thereof;

                  (e) By Acquiror in the event the conditions set forth in
Section 7.2 or Section 7.3 are not satisfied in all material respects as of the Closing Date, or by Towne if the conditions set forth in Section 7.1 or Section
7.3 are not satisfied in all material respects as of the Closing Date, and such failure has not been waived prior to the Closing;

                  (f) By Acquiror upon the occurrence of any event or circumstance which may have the effect of limiting or restricting Acquiror's voting power or other rights normally enjoyed by the registered holders of the Towne Common Stock which are the subject of this transaction;

                  (g) By Acquiror or Towne in the event that there shall have been a material breach of any obligation of the other Party hereunder and such breach shall not have been remedied within thirty (30) days after receipt by the breaching Party of written notice from the other Party specifying the nature of such breach and requesting that it be remedied;

                  (h) By Acquiror should Towne, the Bank or any Towne Subsidiary enter into any letter of intent or agreement with a view to being acquired by or effecting a business combination with any other Person; or any agreement to merge, to consolidate, to combine or to sell a material portion of its assets or to be acquired in any other manner by any other Person or to acquire a material amount of assets or a material equity position in any other Person, whether financial or otherwise; or

                 (i) By Acquiror should Towne, the Bank or any Towne Subsidiary enter into any formal agreement, letter of understanding, supervisory agreement, cease and desist order, consent agreement, memorandum or other similar arrangement with any bank regulatory agency.

                  (j) By Acquiror in the event that (i) any situation, event, circumstance or other matter shall come to the attention of Acquiror during the course of the Acquiror Due Diligence Review which Acquiror shall, in a good faith exercise of its reasonable discretion, believe (A) to be inconsistent in any material respect with any of the representations and warranties of Towne and the Bank, (B) to be of such significance as to have a material adverse effect on the financial condition, prospects, results of operations or business of Towne and the Bank, or (C) is a material deviation from the Bank Financial Statements, and (ii) Acquiror notifies Towne and the Bank of such matters within five (5) business days after the end of the Acquiror Due Diligence Review Period and such matters are not capable of being cured or have not been cured within thirty (30) days after written notice thereof to Towne and the Bank. For purposes of this Section, (i) "Acquiror Due Diligence Review" shall mean a review by Acquiror of Towne's and the Bank's operations, business affairs, prospects and financial condition, including without limitation, those matters which are the subject of the representations and warranties of Towne and the Bank and (ii) "Acquiror Due Diligence Review Period" shall mean a fifteen (15) day period beginning on the date of this Merger Agreement. Notwithstanding anything in this Section contained or implied to the contrary, the Acquiror Due Diligence Review shall not limit, restrict or preclude Acquiror, at any time or from time to time, from conducting such reviews or from exercising any rights available to it hereunder as a result of the existence or occurrence prior to the Acquiror Due Diligence Review Period of any event or condition which was not detected in the Acquiror Due Diligence Review by Acquiror and which constitutes a breach of any representation or warranty of Towne and the Bank under this Merger Agreement.

If a Party should elect to terminate this Merger Agreement pursuant to subsections (b), (c), (d), (e), (f), (g), (h), (i) or (j) of this Section 8.1, it shall give notice to the other Party, in writing, of its election in the manner prescribed in Section 9.1 ("Notices") of this Merger Agreement.

            8.2 Effect of Termination. In the event that this Merger Agreement should be terminated pursuant to Section 8.1 hereof, all further obligations of the Parties under this Merger Agreement shall terminate without further liability of any Party to another; provided, however, that a termination under
Section 8.1 hereof shall not relieve any Party of any liability for a breach of this Merger Agreement or for any misstatement or misrepresentation made hereunder prior to such termination, or be deemed to constitute a waiver of any available remedy for any such breach, misstatement or misrepresentation.

            8.3 Termination Fee. The parties hereby acknowledge that, in negotiating and executing this Merger Agreement and in taking the steps necessary or appropriate to effect the transaction contemplated hereby, the Parties have incurred and will incur direct and indirect monetary and other costs (including without limitation attorneys' fees and costs of employee and management time) and will forego discussions with respect to other potential acquisitions.

                  (a) To compensate Acquiror for such costs and to induce it to forego initiating discussions regarding other acquisitions, if (i) this Merger Agreement terminates because Towne and the Bank do not use their best efforts to consummate the transactions contemplated by this Merger Agreement in accordance with the terms of this Merger Agreement (unless a condition set forth in Section 7.1 is not satisfied and such nonsatisfaction has not been the result of the failure of Towne and the Bank to use their best efforts to consummate this Merger Agreement in accordance to the terms of this Merger Agreement); (ii) Towne terminates this Merger Agreement for any reason other than the grounds for termination set out in Sections 8.1(a), 8.1(c), 8.1(d), 8.1(e) or 8.1(g) or (iii) the Towne Shareholders do not approve the Merger, then Towne and the Bank shall be obligated to pay Acquiror on demand (and in no event more than three days after such demand) in immediately available funds Two Hundred Fifty Thousands and No/100 Dollars ($250,000.00). It is further understood and agreed that the fee payable under this Section shall be due and owing even though the event or condition which caused the fee to be payable was the result (in part or in whole) of the directors of Towne and the Bank complying with their fiduciary duties.

                  (b) To compensate Towne for such costs and to induce it to forego initiating discussions regarding other acquisitions, if (i) this Merger Agreement terminates because Acquiror does not use its best efforts to consummate the transactions contemplated by this Merger Agreement in accordance with the terms of this Merger Agreement (unless a condition set forth in Section 7.2 is not satisfied and such nonsatisfaction has not been the result of the failure of Acquiror to use its best efforts to consummate this Merger Agreement in accordance to the terms of this Agreement); or (ii) Acquiror terminates this Merger Agreement for any reason other than the grounds for termination set out in Sections 8.1, then Acquiror shall be obligated to pay Towne on demand (and in no event more than three days after such demand) in immediately available funds Two Hundred Fifty Thousands and No/100 Dollars ($250,000.00).

            8.4 Acquiror Fee. Towne and the Bank hereby agree to pay Acquiror on demand (and in no event more than three days after such demand) in immediately available funds $1,350,000 (the "Acquiror Fee") if within 18 months after the date hereof the Merger has not been completed and there occurs any of the events set forth in subparagraphs (a), (b) or (c) below.

            (a) Any person other than Acquiror or an affiliate of Acquiror acquires beneficial ownership of 25% or more of the then-outstanding Towne Common Stock;

            (b) Towne or the Bank, without having received Acquiror's prior written consent, enters into an agreement to engage in an Acquisition Transaction (as defined below) with any person (the term "person" for purposes of this section having the meaning assigned thereto in Sections 3(a)(9) and 13(d)(3) of the 1934 Act and the rules and regulations thereunder) other than Acquiror or any of its Subsidiaries, or Towne's Board of Directors recommends that the Towne Shareholders approve or accept any Acquisition Transaction with any person other than Acquiror or any of its Subsidiaries. For purposes of this


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section, "Acquisition Transaction" shall mean (a) a merger or consolidation, or any similar transaction, involving Towne or the Bank, (b) a purchase, lease or other acquisition of all or substantially all of the assets of Towne or the Bank, or (c) a purchase or other acquisition (including by way of merger, consolidation, share exchange or otherwise) of securities representing 10% or more of the voting power of Towne or the Bank; or

            (c) A bona fide proposal is made by a third party to Towne or the Bank to engage in an Acquisition Transaction and after such proposal is made any of the following events occurs: Towne or the Bank willfully breaches this Merger Agreement and such breach entitles Acquiror to terminate this Merger Agreement; the Towne Shareholders do not approve this Merger Agreement at the Shareholders Meeting; the Shareholders Meeting is not held or is canceled prior to termination of this Merger Agreement for reasons other than the fault of Acquiror; or Towne's Board of Directors modifies in a manner adverse to Acquiror its recommendation with respect to this Merger Agreement.

      Notwithstanding the foregoing, Towne and the Bank shall not be obligated to pay to Acquiror the Acquiror Fee if, prior to the occurrence of any of the events specified in 8.4(a), (b), or (c), Towne validly terminates this Merger Agreement pursuant to Section 8.1(a) or 8.1(g) (but only in the event that Acquiror materially breaches a representation, warranty or covenant contained herein and, as a result thereof, Towne exercises its right to terminate this Merger Agreement under Section 8.1(g) at a time when Acquiror was not entitled to terminate this Merger Agreement under Section 8.1(c), 8.1(g)) or Section 8.1(d). The parties further agree that this Section 8.4 is without prejudice to any other rights that the parties hereto may have for any failure to perform this Merger Agreement.

                                    ARTICLE 9

                               GENERAL PROVISIONS

            9.1 Notices . Any notice, request, demand and other communication which either Party hereto may desire or may be required hereunder to give shall be in writing and shall be deemed to be duly given if delivered personally or mailed by certified or registered mail (postage prepaid, return receipt requested), air courier or facsimile transmission, addressed or transmitted to such other Party as follows:

 If to Towne and the Bank:    Towne Bancorp, Inc.
                              Towne Bank of Woodinville
                              17530 132nd Avenue NE
                              Woodinville, Washington 98072
                              Fax:  (206) 483-9745
                              Attn: S. Rick Meikle, President and
                                    Chief Executive Officer

 With a copy to:              Gerrish & McCreary
                              700 Colonial Road, Suite 200
                              Memphis, Tennessee 38117
                              Fax: (901) 684-2339
                              Attn: Jeffrey C. Gerrish, Esq.

If to Acquiror:               First Savings Bank of Washington Bancorp, Inc.
                              10 South First Avenue
                              Walla Walla, Washington
                              Fax:  (509) 527-3633
                              Attn: Gary Sirmon, President and
                                    Chief Executive Officer


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 With a copy to:              Breyer & Aguggia
                              1300 I Street, N.W.
                              Suite 470 East
                              Washington, D.C. 20005
                              Fax:  (202) 737-7979
                              Attn: John F. Breyer, Jr., Esq.

or to such other address as any Party hereto may hereafter designate to the other Parties in writing. Notice shall be deemed to have been given on the date reflected in the proof or evidence of delivery, or if none, on the date actually received.

            9.2 Assignability and Parties in Interest . This Merger Agreement shall not be assignable by any of the Parties hereto; provided, however, that Acquiror may assign, set over and transfer all, or any part of its rights and obligations under this Merger Agreement to any one or more of its present or future Affiliates. This Merger Agreement shall inure to the benefit of, and be binding only upon the Parties hereto and their respective successors and permitted assigns and no other Persons.

            9.3 Governing Law . This Merger Agreement shall be governed by, and construed and enforced in accordance with, the internal laws, and not the laws pertaining to choice or conflicts of laws, of the State of Washington, unless and to the extent that federal law controls. Any dispute arising between the Parties in connection with the transactions which are the subject of this Merger Agreement shall be heard in a court of competent jurisdiction located in Walla Walla County, Washington.

            9.4 Counterparts . This Merger Agreement may be executed simultaneously in one or more counterparts (any of which may be facsimile copies), each of which shall be deemed an original, but all of which shall constitute but one and the same instrument.

            9.5 Best Efforts . Towne, the Bank and Acquiror each agrees to use its best efforts to complete the transactions contemplated by this Merger Agreement; provided, however, that the use of best efforts by Acquiror shall not obligate Acquiror to obtain or to provide Towne additional capital in an amount, to divest any Subsidiary or branch, or to meet any other condition which may be imposed by any Regulatory Authority as a condition to approval which Acquiror shall deem, in good faith, to be unreasonable in the circumstances.

            9.6 Publicity . The Parties agree that press releases and other public announcements to be made by any of them with respect to the transactions contemplated hereby shall be subject to mutual agreement.

            9.7 Entire Agreement . This Merger Agreement, together with the Plan of Merger which is Exhibit A hereto, the Schedules, Exhibits and certificates required to be delivered hereunder and any amendments or addenda hereafter executed and delivered in accordance with Section 9.9 hereof constitute the entire agreement of the Parties hereto pertaining to the transaction contemplated hereby and supersede all prior written and oral (and all contemporaneous oral) agreements and understandings of the Parties hereto concerning the subject matter hereof. The schedules, annexes, exhibits and certificates attached hereto or furnished pursuant to this Merger Agreement are hereby incorporated as integral parts of this Merger Agreement. Except as provided herein, by specific language and not by mere implication, this Merger Agreement is not intended to confer upon any other person not a Party to this Merger Agreement any rights or remedies hereunder.




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            9.8 Severability . If any portion or provision of this Merger
Agreement should be determined by a court of competent jurisdiction to be invalid, illegal or unenforceable in any jurisdiction, such portion or provision shall be ineffective as to that jurisdiction to the extent of such invalidity, illegality or unenforceability, without affecting in any way the validity or enforceability of the remaining portions or provisions hereof in such jurisdiction or rendering that or any other portions or provisions of this Merger Agreement invalid, illegal or unenforceable in any other jurisdiction.

            9.9 Modifications, Amendments and Waivers . At any time prior to the Closing or termination of this Merger Agreement, the Parties may, solely by written agreement executed by their duly authorized officers:

                  (a) extend the time for the performance of any of the obligations or other acts of the other Party hereto;

                  (b) waive any inaccuracies in the representations and warranties made by the other Party contained in this Merger Agreement or in the Schedules or Exhibits hereto or any other document delivered pursuant to this Merger Agreement;

                  (c) waive compliance with any of the covenants or agreements of the other Party contained in this Merger Agreement; and

                  (d) amend or add to any provision of this Merger Agreement or the Plan of Merger; provided, however, that no provision of this Merger Agreement may be amended or added to except by an agreement in writing signed by the Parties hereto or their respective successors in interest and expressly stating that it is an amendment to this Merger Agreement.

            9.10 Interpretation . The headings contained in this Merger Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Merger Agreement.

            9.11 Payment of Expenses . Except as set forth herein, Acquiror and Towne and the Bank shall each pay its own fees and expenses (including, without limitation, legal fees and expenses) incurred by it in connection with the transactions contemplated hereunder.

            9.12 Equitable Remedies . The Parties hereto agree that, in the event of a breach of this Merger Agreement by Towne and the Bank, Acquiror will be without an adequate remedy at law by reason of the unique nature of Towne and the Bank. In recognition thereof, in addition to (and not in lieu of) any remedies at law which may be available to Acquiror, Acquiror shall be entitled, at its sole discretion, either (i) to obtain equitable relief, including the remedies of specific performance and injunction, in the event of a breach of this Merger Agreement by Towne or the Bank or (ii) if applicable, to receive the payment described in Section 8.3 hereof. Towne and the Bank covenant that they shall not contend in any such proceeding that Acquiror is not entitled to a decree of specific performance by reason of having an adequate remedy at law. Notwithstanding the foregoing, if Towne and the Bank accept an Acquisition Proposal from a third party and Acquiror receives an opinion of counsel from Towne and the Bank that the failure of the Boards of Directors of Towne and the Bank to accept such Acquisition Proposal would constitute a breach of such directors' fiduciary duty to the shareholders of Towne, Acquiror shall not be entitled to the equitable remedy of specific performance. No attempt on the part of Acquiror to obtain such equitable relief shall be deemed to constitute an election of remedies by Acquiror which would preclude Acquiror from obtaining any remedies at law to which it would otherwise be entitled.

            9.13 Attorneys' Fees . If any Party hereto shall bring an action at law or in equity to enforce its rights under this Merger Agreement (including an action based upon a misrepresentation or the breach of any warranty, covenant, agreement or obligation contained herein), the prevailing Party in such action shall be entitled to recover from the other Party its reasonable costs and expenses necessarily incurred in connection with such action (including fees, disbursements and expenses of attorneys and costs of investigation).


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            9.14 No Waiver.  No failure, delay or omission of or by any Party in exercising any right, power or remedy upon any breach or default of any other Party shall impair any such rights, powers or remedies of the Party not in breach or default, nor shall it be construed to be a waiver of any such right, power or remedy, or an acquiescence in any similar breach or default; nor shall any waiver of any single breach or default be deemed a waiver of any other breach or default theretofore or thereafter occurring. Any waiver, permit, consent or approval of any kind or character on the part of any Party of any provisions of this Merger Agreement must be in writing and must be executed by the Parties to this Merger Agreement and shall be effective only to the extent specifically set forth in such writing.

            9.15 Remedies Cumulative. All remedies provided in this Merger Agreement, by law, equity or otherwise, shall be cumulative and not alternative.

            9.16 Non-Survival of Representations and Warranties. No representations and warranties made by the Parties hereto or in any instrument or document furnished in connection herewith shall survive the Closing. This
Section 9.16 shall not apply to covenants and agreements which by their terms are intended to be performed after the Closing or the termination of this Merger Agreement. Nothing in this Section 9.16 shall limit Towne's or Acquiror's rights or remedies for misrepresentations, breaches of this Merger Agreement or any other improper action or inaction by the other Party hereto prior to its termination.











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           IN WITNESS WHEREOF, each of the Parties hereto has duly executed and delivered this Merger Agreement or has caused this Merger Agreement to be executed and delivered in its name and on its behalf by its representative thereunto duly authorized, all as of the date first written above.

                                 TOWNE BANCORP, INC.

                                    By:   /s/ S. Rick Meikle
                                          ------------------
                                          S. Rick Meikle
                                    Its:  President

 ATTEST:

/s/ Pete Botting
----------------
Pete Botting,
Chairman of the Board

                                 TOWNE BANK OF WOODINVILLE

                                    By:   /s/ S. Rick Meikle
                                          ------------------
                                          S. Rick Meikle
                                    Its:  President and Chief Executive Officer

 ATTEST:

/s/ Pete Botting
----------------
Pete Botting,
Chairman of the Board
                                 FIRST SAVINGS BANK OF WASHINGTON BANCORP, INC.

                                    By:   /s/ Gary Sirmon
                                          ---------------
                                          Gary Sirmon
                                    Its:  President and Chief Executive Officer

 ATTEST:

/s/ D. Allan Roth
-----------------
D. Allan Roth, Secretary













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                                   EXHIBIT 99

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NEWS RELEASE
-------------------------------------------------------------------------------
-

             FIRST SAVINGS BANK OF WASHINGTON BANCORP, INC. SIGNS
             ----------------------------------------------------
              DEFINITIVE AGREEMENT TO ACQUIRE TOWNE BANCORP,INC.
              --------------------------------------------------

     Walla Walla, WA - November 24, 1997 -- First Savings Bank of Washington Bancorp, Inc. (NASDAQ; FWWB) today announced it has signed a definitive agreement to acquire Towne Bancorp, Inc., the holding company for Towne Bank, Woodinville, Washington, for approximately $28.1 million,including the assumption of outstanding Towne Bank stock options.

     According to the terms of the definitive agreement, First Savings Bank of Washington Bancorp will offer Towne Bancorp shareholders the option to receive either 3.85 shares of its common stock or $91.62 in cash for each Towne Bancorp share. A minimum of 51% and a maximum of 70% of Towne Bancorp common stock currently outstanding must be exchanged for First Savings Bank of Washington Bancorp stock. The selection of the method of payment by Towne Bancorp's shareholders will be subject to allocation and proration if the stock portion of the total merger consideration would be less that the minimum or greater than the maximum. The acquisition, which has been approved by the Boards of Directors of each company, is subject to, among other contingencies, approval by regulators and Towne Bancorp shareholders. The transaction is expected to close by April 1, 1998.

     Founded in 1991, Towne Bank is a community business bank with approximately $132 million in total assets, $120 million in deposits, $102 million in loans and $8.4 million in shareholders' equity at October 31, 1997. Towne Bank operates four full service branches in Woodinville, Redmond, Bellevue and Renton, in the greater Seattle area.

     "Acquiring Towne Bank is another step in the Bancorp's regional expansion, which significantly enhances our operation in the rapidly growing Seattle metropolitan area. Towne Bank's business banking focus will diversify our operations in Western Washington. Over the last ten years, First Savings Bank has established lending relationships with homebuilders, developers and homeowners in the region through our loan production offices in Bellevue and Puyallup, but we have not been able to offer our customers deposit and checking services. Bringing Towne under the Bancorp umbrella should provide very real opportunities to cross sell a wide range of products and services to our borrowers. Towne Bank will retain its name and maintain its strong local identity. Like First Savings Bank of Washington and Inland Empire Bank, Towne Bank will operate as a wholly owned subsidiary of FWWB," said Gary Sirmon, President and CEO of FWWB.



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
     "This transaction should be transparent to Towne Bank customers. There are no plans to change Towne Bank's successful management or operational structure. The management and staff of Towne Bank will continue to make decisions locally with a significant degree of autonomy, but will enjoy the benefits of being associated with a larger, diversified, financially strong organization. I will serve on Towne Bank's Board of Directors, and Rick Meikle, Towne Bank's President and CEO, will join the FWWB Board. Since there will be no consolidation of branches, there should be little, if any, impact on employees, " stated Sirmon. Together, the Bancorp's three institutions will have 24 branch offices in nine counties in Washington and Oregon.

     "Towne Bank fits very well with our existing franchise," Sirmon said. "The Bank shares our corporate philosophy of community involvement, high quality staff and management, competitive products and services, local decision making and a strong work ethic. We have a common belief that our employees and officers play the key role in our success.

     "The management and employees of Towne Bank have done a terrific job of growing their business," Sirmon continued. "Towne Bank's total assets increased 64% in the twelve months prior to October 31, 1997. In the same period, total loans grew 56% and total deposits rose 67%. The Bank's return on assets was 1.64% and return on equity was 21.3% in the first ten months of the year. Towne Bank knows and understands its markets, and we are proud to be associated with such a vibrant, fast growing bank."

     "We are pleased to join forces with First Savings Bank and Inland Empire Bank and believe partnering with FWWB will be a win-win situation for all parties," said Rick Meikle. "Towne Bank's community banking focus has been very successful in our local market. We have grown rapidly and have established an excellent foundation for asset, loan and deposit growth in a dynamic economy. FWWB will provide Towne Bank with the necessary capital and additional funding to sustain this rapid growth."

     "The Bancorp is paying approximately 3.3 times Towne Bank's book value and 18.0 times earnings for the past 12 months. Using growth assumptions significantly less than Towne Bank's historical trends, and making no provisions for operating cost savings, we expect this acquisition to immediately add to net income and to cause only minor dilution to earnings per share in the first year," said Allan Roth, CFO of First Savings Bank.

     First Savings Bank, founded in 1890, and Inland Empire Bank, founded in 1948, are community-oriented institutions that operate a combined total of 20 branch offices and five loan offices in Washington and Oregon. First Savings Bank's lending business is primarily residential mortgage loans for the purchase of homes and for home construction and is currently expanding into consumer, non-mortgage commercial and agriculture lending. Inland Empire Bank specializes in agriculture, commercial and consumer lending, and has recently established a construction lending operation. At September 30, 1997, the Bancorp had total assets of $1.1 billion, and total shareholders' equity of $150.3 million.





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